UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. 1)
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Coleman Cable, Inc.

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April 3, 2008
Waukegan, Illinois

Dear Shareholders:

As we approach our 2008 annual meeting of shareholders, it is fair to say that we have emerged as a different company in many respects from the company that entered 2007. In the course of the past year, we have achieved a number of milestones which we believe present significant long-term opportunities for both Coleman Cable, Inc. and our shareholders. For one, we became a publicly-traded company in March of 2007 when our common shares started trading on the NASDAQ Global Market under the symbol “CCIX”, thereby providing a new level of liquidity to our shareholders. We also greatly increased our size by completing two major acquisitions in 2007: first and foremost, our $215 million purchase of Copperfield, LLC in April, followed by the acquisition of the electrical products business of Katy Industries, Inc., known as Woods Industries, Inc. (Woods) in November for $48 million. These acquisitions were responsible for more than doubling both our asset base and total revenues in 2007, and should result in Coleman generating more than $1.0 billion in annual sales in 2008 and beyond. More importantly, however, the combination of Coleman, Copperfield and Woods has created one of the premier U.S.-based manufacturers of electrical wire and cable products, significantly expanding our already diverse customer base, broadening our product offerings, and presenting us with significant operating and financial opportunities.

Deriving the anticipated benefits associated with these acquisitions will be a key focus for us in 2008, as we work to build upon our results for 2007, a year marked by record revenues, as well as solid earnings and operating cash flows. Our revenues increased 104 percent to $864.1 million in 2007, as compared with revenues of $423.4 million in 2006. We delivered earnings per share of $0.88 in 2007, compared to pro forma earnings per share of $1.45 in 2006 (our 2006 pro forma earnings were adjusted for our mid-year conversion to a C corporation for tax purposes that year). In addition to being measured against record earnings performance in 2006, our earnings in 2007 also reflect the impact of significantly increased interest and amortization expense attributable to our current-year acquisitions and related financing. Despite these factors and the impact of fluctuating market demand across a number of our channels due in part to volatility in copper prices and general market uncertainty, our 2007 earnings were solid and our operations continued to generate strong cash flow.

And while the accomplishments of 2007 give us good reason to be excited about our prospects, we recognize our goal for 2008 is a challenging one: delivering strong financial results in the midst of an uncertain macro economic environment while, at the same time, successfully integrating our recent acquisitions to capitalize on the efficiencies and long-term benefits of our increased scale. We have undertaken a number of projects in order to achieve this that are discussed below in more detail.

In November 2007, our board approved the Company’s planned strategy for integrating Copperfield, including the streamlining of manufacturing operations and cost reductions that were considered at the time of the acquisition. As part of this plan, a number of Copperfield manufacturing and distribution facilities will be closed in 2008 and operations at these locations consolidated into a larger, modern facility in El Paso, Texas. In addition, we have product realignments planned for other Coleman and Copperfield facilities. The activities involved are wide-ranging, time-consuming and complex. We anticipate completing the majority of these activities by the end of 2008, with the expectation that the changes will result in annual cash savings of approximately $3.0 million in 2009 and subsequent years.

We also have a major project underway to consolidate a number of our Midwest distribution centers into a single expanded distribution facility in Pleasant Prairie, Wisconsin. This new 500,000 square foot leased distribution center, which we plan to open in April, is designed to meet the growing demands of our business and should allow for greater efficiency and reduced costs in conducting our distribution operations. It will handle all distribution functions currently conducted at three separate facilities, including one we acquired as part of the Woods acquisition. We are confident that the new Pleasant Prairie facility will establish a platform for continuing our track record of providing first-in-class logistics, delivery, and customer service.

In addition to these projects, we are also planning to integrate many of the manufacturing and financial systems and processes of Copperfield and Woods into our own. The integration of these systems and processes is also slated for 2008.

Effectively executing all of our integration plans will be vitally important to our success in the coming year. In this regard, we are proud to have added four independent directors to our board of directors in the past twelve months (three in 2007 and one in early 2008) who, along with our existing board members, will be an invaluable resource for our management team. As we announced at the time of their respective elections, Denis E. Springer became a director in April of 2007, Harmon S. Spolan and Isaac M. Neuberger became directors in November of 2007, and in February of 2008, Dennis J. Martin was elected as our fourth new independent board member. The company is proud to have built a distinguished group of board members.

Finally, regardless of the degree to which we may change and grow, our customers are and will continue to be the reason for everything we do, and we want to express our appreciation to all of our customers, both old and new, for the opportunity they have given us to serve them. We also want to express our thanks for the continued support provided by all of our employees and suppliers in this effort. We are committed to being a leader in our industry by providing first-in-class products and customer service and by delivering profitable growth to our shareholders.

Sincerely,

G. Gary Yetman
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 3, 2008
Waukegan, Illinois

TO THE SHAREHOLDERS OF COLEMAN CABLE, INC.:

The Annual Meeting of Shareholders of Coleman Cable, Inc., which we refer to as the Company, will be held on Wednesday, April 30, 2008, at 11:00 a.m. Central time at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085 for the following purposes:

1. To elect Isaac M. Neuberger as a Class I director, Shmuel D. Levinson, James G. London and Harmon S. Spolan as Class II directors, and Dennis J. Martin as a Class III director;

2. To approve an amendment and restatement of the Coleman Cable, Inc. Long-Term Incentive Plan;

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008; and

4. To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 17, 2008, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

Richard N. Burger
Secretary

i

ii

COLEMAN CABLE, INC.
1530 Shields Drive
Waukegan, Illinois 60085
April 3, 2008

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Coleman Cable, Inc., which we refer to as “Coleman Cable,” “we,” “us,” “our,” or the “Company” is soliciting your proxy to vote at the 2008 Annual Meeting of Shareholders, which will be held on Wednesday, April 30, 2008, at 11:00 a.m. Central time at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 accompanies this Proxy Statement. Upon your written request, we will provide you, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Our Annual Report on Form 10-K may also be found on our website at www.colemancable.com.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting of Shareholders. You do not need to attend the Annual Meeting of Shareholders to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals will be Voted on at the Annual Meeting of Shareholders?

There are three proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	The election of Isaac M. Neuberger as a Class I director, Shmuel D. Levinson, James G. London and Harmon S. Spolan as Class II directors, and Dennis J. Martin as a Class III director.

•	The approval of an amendment and restatement of the Coleman Cable, Inc. Long-Term Incentive Plan.

•	The ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for 2008.

Coleman Cable’s Board recommends that you vote your shares “FOR” each of the nominees of the Board, “FOR” the approval of the amendment to our long-term incentive plan and “FOR” the appointment of the selection of Deloitte & Touche LLP as our independent auditors for 2008.

Who Is Entitled to Vote?

March 17, 2008 is the record date for the Annual Meeting of Shareholders. If you owned our common shares at the close of business on March 17, 2008, you are entitled to vote. On that date, we had 16,786,895 of our common shares outstanding and entitled to vote at the Annual Meeting of Shareholders. Our common shares are our only class of voting stock. We will begin mailing this Proxy Statement on or about April 11, 2008 to all shareholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each of our common shares that you owned at the close of business on March 17, 2008.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Coleman Cable. As the shareholder of record, you have the right to grant your voting proxy directly to Coleman Cable or to vote in person at the Annual Meeting of Shareholders. Coleman Cable has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting of Shareholders. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting of Shareholders if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting of Shareholders?”. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of Isaac M. Neuberger as a Class I director, Shmuel D. Levinson, James G. London and Harmon S. Spolan as Class II directors, and Dennis J. Martin as a Class III director.

•	“FOR” the approval of the amendment and restatement of our long-term incentive plan.

•	“FOR” the ratification of Deloitte & Touche LLP as our independent auditors for 2008.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting of Shareholders, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. We encourage you to do so because your vote is then tabulated faster than if you mailed it. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you are a beneficial owner and hold your shares in “street name”, you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting of Shareholders and vote.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,

•	Send a letter revoking your proxy to Coleman Cable’s Secretary at 1530 Shields Drive, Waukegan, Illinois 60085, or

•	Attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual Meeting of Shareholders?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting of Shareholders. If you choose to vote your shares in person at the Annual Meeting of Shareholders, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting of Shareholders, Coleman Cable recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting of Shareholders.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting of Shareholders an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 17, 2008.

What Votes Need to be Present to Hold the Annual Meeting of Shareholders?

To have a quorum for our Annual Meeting of Shareholders, persons must be present, in person or by proxy, representing more than 50% of the common shares that were outstanding on March 17, 2008.

What Vote Is Required to Approve Each Proposal?

Election of Directors	The election of each nominee for Class I director, Class II director and Class III director requires the affirmative vote of a plurality of the votes cast on such proposal at the Annual Meeting of Shareholders.

Approval of an Amendment and Restatement of the Company’s Long-Term Incentive Plan	The approval of an amendment and restatement of the Company’s long-term incentive plan requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting of Shareholders.

Ratification of Appointment of Independent Auditors	The ratification of the selection of Deloitte & Touche LLP as independent auditors for 2008 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting of Shareholders.

How Are Votes Counted?

In the election of Coleman Cable directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the approval of the amendment and restatement of our long-term incentive plan and the ratification of Coleman Cable’s independent auditors, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Coleman Cable will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results in our Form 10-Q for the second quarter of 2008, which we will file with the Securities and Exchange Commission in August 2008. You can find the Form 10-Q on our website at www.colemancable.com.

Do Directors Attend the Annual Meeting of Shareholders?

Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders.

Can a Shareholder Communicate Directly with our Board? If so, how?

Our Board provides a process for shareholders, employees or other interested parties to send communications to the Board. Shareholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at auditcommittee@coleman-cable.com. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairman of any Board committee or any other director, as to other matters may send an e-mail to directors@coleman-cable.com. The Secretary has access to these e-mail addresses. Alternatively, shareholders, employees or other interested parties may send written communications to the Board of Directors of Coleman Cable, Inc., c/o Secretary, 1530 Shields Drive, Waukegan, Illinois 60085. Communication with the Board may be anonymous.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our By-laws divide our Board of Directors into three classes with the terms of office of each class ending in successive years. Our By-Laws empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting of Shareholders.

Following recommendation from the Nominating and Corporate Governance Committee, our Board of Directors has nominated Shmuel D. Levinson and James G. London for re-election as Class II directors of the Company to serve three year terms to expire at the Annual Meeting of Shareholders in 2011. To fill vacancies in newly created board seats, the Board of Directors appointed Isaac M. Neuberger and Harmon S. Spolan to the Board of Directors in November 2007, and appointed Dennis J. Martin to the Board of Directors in February 2008. A third party search firm identified Dennis J. Martin as a Board candidate, and after an interview process and a recommendation by the Nominating and Corporate Governance Committee, the Board approved his election to the Board. The search firm was paid a fee for its services. In accordance with our By-Laws, Messrs. Neuberger, Spolan and Martin are being nominated for election at the 2008 Annual Meeting of Shareholders. Our Board of Directors has nominated Mr. Neuberger as a Class I director to serve a two year term to expire at the Annual Meeting of Shareholders in 2010, Harmon S. Spolan as a Class II director of the Company to serve a three year term to expire at the Annual Meeting of Shareholders in 2011 and Dennis J. Martin as a Class III director of the Company to serve a one year term to expire at the Annual Meeting of Shareholders in 2009, in each case, until their respective successors shall have been elected and shall have qualified. Following the 2008 Annual Meeting of Shareholders, this committee may recommend that the Board of Directors appoint additional directors to fill vacancies. If that occurs, the newly appointed directors will be identified in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any individual appointed as a director by the Board of Directors will be appointed to serve until the 2009 Annual Meeting of Shareholders, at which point such director will stand for election by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE
NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting of Shareholders.

We have set forth below information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for Election for Terms Expiring in 2011

Shmuel D. Levinson, age 34, has been a director of the Company since March 2005. Since 1996, he has been the principal in his family business, a commercial and residential real estate development company, as well as for Trapeeze Inc., a real estate investment company. Mr. Levinson is currently the Managing Director of Levinson Capital Management LLC, a private equity investment fund. Mr. Levinson is a director of Optician Medical Inc., a medical device manufacturer, Canary Wharf Group PLC, a real estate development and investment group, and Songbird Estates PLC, a real estate investment company. Mr. Levinson’s wife is Mr. Bistricer’s niece.

James G. London, age 60, has been a director of the Company since March 2005. From 1994 to 2002, he was the President of the Wire & Cable Division of Anixter International Inc., a communications, wire and cable distributor. Prior to that time, Mr. London held various management positions with Anixter International Inc. Mr. London retired in 2002 after a 26-year career with Anixter International Inc.

Harmon S. Spolan, age 72, joined our Board of Directors in November 2007. Mr. Spolan is Of Counsel to the law firm of Cozen O’Connor P.C. located in Philadelphia, Pennsylvania. Prior to joining Cozen in 1999, he served as president of Jefferson Bank for 22 years. Mr. Spolan is also a member of the Board of Directors of Atlas America Inc. (NASDAQ: ATLS) and TRM Corp. (NASDAQ: TRMM).

Nominees for Election for Terms Expiring in 2010

Isaac M. Neuberger, age 61, joined our Board of Directors in November 2007. Mr. Neuberger is a founding principal of the law firm of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., located in Baltimore, Maryland. He also serves as a member of the Board of Directors of AmTrust Financial Services, Inc. (NASDAQ: AFSI).

Nominees for Election for Terms Expiring in 2009

Dennis J. Martin, age 57, joined our Board of Directors in February 2008. Mr. Martin has been an independent consultant since 2005. From 2001 to 2005, he was the Chairman, President and Chief Executive Officer of General Binding Corporation (GBC), a manufacturer and marketer of binding and laminating office equipment. He joined GBC from Illinois Tool Works where he was Executive Vice President and Chief Executive Officer of the Welding Products Group. He enjoyed a ten year career at Illinois Tool Works after joining from Ingersoll-Rand Company.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2009

David Bistricer, age 58, has been Co-Chairman of the Board of the Company since January 1999. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the Company in 2000. Since 1995, Mr. Bistricer has been the managing member of Berkshire Capital LLC, a real estate investment firm operating in New York and New Jersey. Mr. Bistricer’s niece is Mr. Levinson’s wife.

Denis E. Springer, age 62, joined our Board of Directors in April 2007. In 1999, Mr. Springer retired as Senior Vice President and Chief Financial Officer of Burlington Northern Santa Fe Corporation (NYSE: BNI), a position he held since 1995. Mr. Springer currently serves as a trustee of Aston Funds, a family of mutual funds headquartered in Chicago. He is a member of Financial Executives International, the American Institute of Certified Public Accountants, and the Illinois CPA Society.

Directors Whose Terms Expire in 2010

G. Gary Yetman, age 53, joined our predecessor company in 1986 and has served as President and Chief Executive Officer and as a director of the Company since December 1999. Prior to his current role, Mr. Yetman held various senior management positions with our predecessor company and within the electrical industry.

Nachum Stein, age 59, has been Co-Chairman of the Board of the Company since January 1999. He founded and is currently Chairman and Chief Executive Officer of American European Group and its subsidiaries, an insurance holding company. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the Company.

Messrs. Bistricer and Stein are experienced investors in real estate and other business ventures and have from time to time been involved in civil and administrative litigation regarding their business activities.

CORPORATE GOVERNANCE

Overview

In General	Our Board of Directors has adopted corporate governance policies. We have adopted Corporate Governance Guidelines covering issues such as director qualification standards, including independence and director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, directors’ service on other boards, director executive sessions and director interaction with external audiences. We also adopted a Code of Business Conduct and Ethics and charters for each of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The full text of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and each committee charter, is available on the Company’s website located at www.colemancable.com. You can view and print our Corporate Governance Guidelines, Code of Business Conduct and Ethics and committee charters by accessing our website, then clicking on ‘Investors’, then on ‘Corporate Governance’, and then on ‘Committees and Charters’. In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the committee charters by contacting our Secretary:

Telephone (847) 672-2300
Facsimile (847) 689-1192
e-mail info@coleman-cable.com

Non-Management Director Meetings	Our independent directors meet regularly. A lead director may be designated by a majority vote of the independent directors. The lead director would have the authority to call meetings of the independent directors or executive sessions of non-management directors. The lead director would preside at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management directors. The lead director would also serve as a liaison between the Chairman and the independent directors as required. The independent directors may delegate additional duties to the lead director as appropriate.

Other Corporate Governance Highlights
• As of February 27, 2008, only non-employee independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees and a majority of our board is composed of independent directors.

• In 2008, our Board determined that it would review its performance as well as that of its principal committees on an annual basis.

• Under our Corporate Governance Guidelines, directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee concludes that the director no longer meets the Company’s requirements for service on the Board, directors are expected to offer to resign. In addition, directors are required to advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board.

• Annually, the Company prepares a report on succession planning (including succession in case of an emergency or the retirement of the CEO), which is approved by our Board.
• Our Audit Committee appoints, determines the compensation, and oversees the work of our independent auditors. It also has the authority to retain outside advisors.

• Our Compensation Committee has the authority to retain independent advisors. Our Compensation Committee evaluates the performance of the Chief Executive Officer based on corporate goals and objectives and recommends his compensation level based on this evaluation. The Board approves the Chief Executive Officer’s compensation. The Compensation Committee reviews the Chief Executive Officer’s proposal relevant to the compensation of the Company’s other executive officers and makes a recommendation on the amount of compensation that should be paid to them based on this review to the Board for their final determination and approval.

• Our Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Code of Business Conduct and Ethics addresses, among other things, related person transactions, disclosure, legal compliance, insider trading and protection and proper use of Company assets.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met seven times during 2007. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held during the year ended December 31, 2007.

Director Independence

The Board has determined that James G. London, Dennis J. Martin, Isaac M. Neuberger, Harmon S. Spolan and Denis E. Springer are independent directors under the listing standards of NASDAQ. In making its determination of independence, the Board determined that no material relationships existed between the Company and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company.

The Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of NASDAQ as of February 27, 2008.

The Audit Committee	As of February 27, 2008, the Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards.
The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of NASDAQ. The Board has determined that Dennis J. Martin, Harmon S. Spolan and Denis E. Springer are “audit committee financial experts,” as that term is defined under 401(h) of Regulation S-K.
The Audit Committee monitors (1) the integrity of the financial statements of the Company; (2) the independent public accountant’s qualifications and independence; and (3) the performance of the Company’s independent public accountants.

Prior to February 27, 2008, the Audit Committee was comprised of Denis E. Springer, James G. London and Shmuel D. Levinson. Messrs. London and Levinson served on the Committee during all of 2007, and Mr. Springer was appointed to the Committee on April 5, 2007. On February 27, 2008, Shmuel D. Levinson resigned from the Audit Committee in accordance with NASDAQ listing standards. Following recommendation by the Nominating and Corporate Governance Committee, the Board re-appointed Denis E. Springer and appointed Dennis J. Martin and Harmon S. Spolan to the Audit Committee to replace Messrs. London and Levinson, pursuant to a board resolution adopted on February 27, 2008. Mr. Springer has agreed to serve as chairman of the Audit Committee. This Committee was formed in December 2006, and met eight times in 2007.
The Compensation Committee	As of February 27, 2008, the Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards.
The Compensation Committee has responsibility for (1) discharging the Board’s responsibilities relating to compensation of the Company’s executives; and (2) reviewing and approving an annual report of the Compensation Committee required by the Securities and Exchange Commission to be included in the Company’s annual meeting proxy statement.
Prior to February 27, 2008, the Compensation Committee was comprised of David Bistricer, James G. London and Denis E. Springer. Messrs. Bistricer and London served on the Committee during all of 2007, and Mr. Spinger was appointed to the Committee on April 5, 2007. On February 27, 2008, David Bistricer resigned from the Compensation Committee in accordance with NASDAQ listing standards. Following recommendation by the Nominating and Corporate Governance Committee, the Board appointed Isaac M. Neuberger and Dennis J. Martin to replace Messrs. Bistricer and London and re-appointed Denis E. Springer to the Compensation Committee, pursuant to a board resolution adopted on February 27, 2008. Mr. Neuberger has agreed to serve as chairman of the Compensation Committee. This Committee was formed in December 2006, and met three times in 2007.
The Nominating and Corporate Governance Committee	As of February 27, 2008, the Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards.
The responsibilities of the Nominating and Corporate Governance Committee include (1) the identification of individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; and (2) developing and recommending to the Board the Corporate Governance Guidelines and the Code of Business Conduct and Ethics applicable to the Company.
Prior to February 27, 2008, the Nominating and Corporate Governance Committee was comprised of Nachum Stein, Denis E. Springer and James G. London. On February 27, 2008, Mr. Stein resigned from the Nominating and Corporate Governance Committee in accordance with NASDAQ listing standards. Following recommendation by the Nominating and Corporate Governance Committee, the Board appointed Harmon S. Spolan and Isaac M. Neuberger, and re-appointed James G. London to the Nominating and Corporate Governance Committee. Mr. Spolan has agreed to serve as chairman of the Nominating and Corporate Governance Committee. This Committee was formed in December 2006, and met three times in 2007.

How are Directors Nominated?

In accordance with its charter, the Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that will enhance the Board’s ability to serve the long-term interests of the shareholders. Further, the Nominating and Corporate Governance Committee seeks candidates who are committed to representing the long-term interests of the shareholders. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. Prior to our 2008 Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee employed an executive search firm in connection with Dennis J. Martin’s addition to the Board, and the Company paid a fee to the search firm for its services. The Company has not paid any other fees to any third party for the identification or evaluation of the nominees for our Board of Directors.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders meeting, that shareholder must comply with Section 2.8 of the Company’s By-Laws, which requires written notice to be given (i) with respect to an election of directors to be held at the annual meeting of shareholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which such notice of the special meeting was first mailed to the shareholders or public disclosure of the date of the special meeting was first made, whichever first occurs. This time period has passed with respect to the 2008 Annual Meeting of Shareholders. With respect to the 2009 Annual Meeting of Shareholders, the Company must receive such written notice on or prior to December 4, 2008. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on the Company’s books, of the shareholder proposing such business;

•	the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder;

•	any material interest of the shareholder in such business; and

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of an entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

Our Audit Committee charter, adopted on December 12, 2006, provides that the Audit Committee shall review and appraise the fairness of related party transactions. In accordance with such charter, our Audit Committee has adopted a Related Party Transactions Policy.

Under the policy, our Chief Financial Officer will identify related person transactions requiring Audit Committee review pursuant to our Audit Committee charter from transactions that are:

•	disclosed in director and officer questionnaires;

•	reported directly by the related person or by another employee of the Company; or

•	identified from accounting records based on a list of related persons.

If the Company has a related person transaction that requires Audit Committee approval in accordance with the policies set forth in our Audit Committee charter, we will either seek that approval before we enter the transaction or, if that timing is not practical, we will ask the Audit Committee to ratify the transaction.

In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following items, among others:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;

•	the benefits to the Company of the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;

•	whether a transaction has the potential to impair director independence; and

•	whether the transaction constitutes a conflict of interest.

What Related Person Transactions Do We Have?

On September 4, 2006, our Board of Directors approved a payment to director Shmuel D. Levinson of $750,000 in cash and 37,500 shares of our common stock for additional services rendered to us in connection with the exploration and development of strategic alternatives and certain other matters. Mr. Levinson received this payment on September 22, 2006.

On October 11, 2006, the Company consummated a private placement in which we sold 8,400,000 shares of our common stock at a sale price of $15.00 per share. We received net proceeds of approximately $114.9 million (after the purchaser’s discount, placement fees and other offering expenses). We used approximately $61.4 million of the net proceeds to purchase and retire 4,400,003 shares from our existing shareholders, including Nachum Stein, David Bistricer and their relatives. Of the remaining net proceeds of approximately $53.5 million, we used (i) approximately $52.8 million to repay substantially all of the indebtedness then outstanding under our credit facility and (ii) the remaining $0.7 million for working capital and general corporate purposes. As a result of our sale of 8,400,000 shares, and the repurchase of 4,400,003 shares, the private placement increased the number of our outstanding shares by 3,999,997.

Director Arrangements

Each of David Bistricer and Nachum Stein had consulting agreements with the Company in which they agreed, in addition to their service as directors of the Company, to provide advice and counsel on business planning and strategy, including advice on potential acquisitions. These services included monitoring mergers and acquisition activity, identifying potential acquisition targets, advising on the structure of potential transactions and providing negotiating assistance. Pursuant to these agreements, and for their service as directors, we paid each of Messrs. Bistricer and Stein an annual fee of $37,500 in 2003 and $37,500 for the first nine months of 2004. Effective October 1, 2004, we entered into new consulting agreements with Messrs. Bistricer and Stein, paying each of them $62,500 for the remainder of 2004, $250,000 in 2005 and $125,000 for the first six months of 2006. For the year beginning July 1, 2006, Messrs. Bistricer and Stein received $175,000 for their service as consultants and each was paid $87,500 of this amount for the six months ended December 31, 2006. Messrs. Bistricer and Stein were paid the second half of the $175,000 on July 1, 2007. Each consulting agreement was terminated effective December 31, 2007 pursuant to a resolution by our Board of Directors.

Lease for Corporate Headquarters

Effective July 2004, the Company entered into an operating lease with a third party lessor for our corporate headquarters facility in Waukegan, Illinois. In the third quarter of 2005, HQ2 Properties, LLC acquired the real estate covered by the lease and, pursuant to an assignment and assumption of lease agreement, dated as of August 15, 2005, became the landlord under the lease. In addition, pursuant to a first amendment to the lease, dated as of August 15, 2005, by and between HQ2 Properties, LLC and the Company, the term of the lease was extended by one year. The equity ownership of HQ2 Properties, LLC is substantially similar to our equity ownership prior to our 2006 private placement. Specifically, three of our directors (Messrs. David Bistricer, Stein and Yetman) and three of our executive officers (Messrs. Yetman, Burger and Johnston) is an equity owner of HQ2 Properties, LLC.

Our lease, as amended, expires on September 30, 2015, although we have the option to renew the lease for up to two additional five-year periods. The rent payable under the lease consists of base rent, which was approximately $347,000 in the first year and escalates to approximately $444,000 in 2015 each calculated pursuant to the terms of the lease. We paid $148,000 in 2005, $359,000 in 2006 and $368,000 in 2007 pursuant to the lease.

Shareholders Agreement

Shareholders holding approximately 50% of our shares as of the date of this proxy are parties to a shareholders agreement, which we refer to as the “shareholders agreement.” Shareholders subject to the shareholders agreement are G. Gary Yetman, Richard N. Burger, Jeffrey D. Johnston, Nachum Stein, National Society for Hebrew Day Schools, Mr. Stein’s children and their spouses, certain in-laws of Mr. Stein and various trusts for the respective benefit of David Bistricer, Mr. Bistricer’s father, Nachum Stein and certain of Mr. Stein’s in-laws.

Right of First Refusal

In the event that any shareholder subject to the shareholders agreement desires to sell shares of our common stock to a third party, the other shareholders subject to the shareholders agreement have the right to offer to purchase such shares on the same terms prior to any such sale. If the other shareholders subject to the shareholders agreement do not elect to purchase such shares (or elect to purchase less than all of the shares to be transferred), then the shareholder may sell the shares to a third party on the same terms.

Registration Rights

We granted those shareholders who are a party to the shareholders agreement incidental, or “piggyback,” registration rights with respect to their shares of our common stock. As a result, the shares held by shareholders subject to the shareholders agreement were included in the Company’s resale registration statement which became effective on February 28, 2007.

Amendment

Subject to certain exceptions, the shareholders agreement may be amended only with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Termination

The shareholders agreement shall remain in full force and effect in accordance with its terms until its seventh anniversary, although it may be terminated earlier with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Tax Matters Agreement

On September 30, 2006, the Company entered into a Tax Matters Agreement with our existing shareholders as of October 10, 2006 that provides for, among other things, the indemnification of these shareholders for any increase in their tax liability, including interest and penalties, and reimbursement of their expenses (including attorneys’ fees) related to the period prior to the Company’s conversion to a C corporation, including any charges as a result of the IRS examination. On April 24, 2006, the IRS issued a Notice of Proposed Adjustment claiming that we were not entitled to tax deductions in connection with our then-existing practice involving the prepayment of certain management fees and our payment of certain factoring costs to CCI Enterprises, Inc., our wholly-owned subsidiary. We have appealed the IRS findings. If our appeal of the IRS findings is unsuccessful, our obligation will be to indemnify our S corporation shareholders on record as of the effective date of the Tax Matters Agreement. We believe that the ultimate outcome of our appeal of the IRS findings will not result in a material adverse effect on our financial position, results of operations or cash flows. The Company has accrued estimated costs of approximately $0.6 million regarding this matter, but the Company cannot guarantee that the actual payments related to this matter will not exceed this amount.

Morgan Capital

David Bistricer owns Morgan Capital LLC (“Morgan Capital”), a company with 15 employees engaged in the real estate business. Prior to July 1, 2007, Morgan Capital’s employees purchased health insurance for themselves and their dependents from the Company’s insurance carrier at the same rates paid by the Company for its employees. This arrangement resulted in no additional cost to the Company. On July 1, 2007, the Company revised its health insurance arrangements so that it would self-insure its employees’ health coverage subject to an insurance policy providing catastrophic health coverage in the event the claims of any employee exceeded $40,000 in any year. The employees of Morgan Capital became part of the self insurance arrangement. Effective February 1, 2008, Morgan Capital obtained separate insurance arrangements for its employees.

Compliance with Section 16(a) Beneficial Ownership Reporting in 2007

Our executive officers and directors became subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, on February 28, 2007. Based upon our review of reports filed with the Securities and Exchange Commission by our directors and executive officers and by beneficial owners of 10% or more of our shares, and based upon written representations received from these same persons, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during 2007 with the following exceptions:

•	the initial statements of beneficial ownership on Form 3 for Messrs. Yetman, Burger and Johnston that were filed on February 28, 2007 failed to report options to purchase 230,000, 115,000 and 60,000 shares, respectively, and amended reports were filed on June 5, 2007 correcting the errors;

•	Mr. Springer became a director on April 5, 2007 and his initial statement of beneficial ownership on Form 3 was filed late on April 17, 2007;

•	the purchase by Mr. Bistricer of 12,500 shares of common stock on August 21, 2007 was reported late on a Form 4 filed on August 24, 2007;

•	the purchases by The DB 2006 Trust of 11,798 shares of common stock on August 17, 2007, 5,752 shares of common stock on August 20, 2007, and 12,500 shares of common stock on August 21, 2007 were reported late on a Form 4 filed August 24, 2007;

•	the purchase by Mr. Stein of 12,500 shares of common stock on August 21, 2007 was reported late on a Form 4 filed August 24, 2007;

•	Mr. Neuberger became a director effective November 16, 2007 and was granted an option to purchase 2,500 shares of common stock in connection therewith, and his initial statement of beneficial ownership on Form 3 and his Form 4 reporting of the option grant were each filed late on December 6, 2007;

•	Mr. Spolan became a director effective November 16, 2007 and was granted an option to purchase 2,500 shares of common stock in connection therewith, and his initial statement of beneficial ownership on Form 3 and his Form 4 reporting of the option grant were each filed late on December 6, 2007; and

•	the sale by Richard Carr of 10,000 shares of common stock on December 21, 2007 was reported late on a Form 4 filed on December 27, 2007.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

How Much Stock is Owned By Directors and Executive Officers?

The following table shows our common shares owned directly or indirectly by our directors and named executive officers as of March 17, 2008.

	Number of
Name	Shares	Percent

Directors and Named Executive Officers:
David Bistricer(1)(2)	103,100	0.6
Richard N. Burger(3)	459,133	2.7
Michael A. Frigo(4)	9,464	0.1
J. Kurt Hennelly(5)	13,184	0.1
Jeffrey D. Johnston(6)	278,857	1.7
Shmuel D. Levinson	—	—
James G. London(7)	834	0.0
Dennis J. Martin	—	—
Isaac M. Neuberger	—	—
Harmon S. Spolan	1,000	0.0
Denis E. Springer(8)	834	0.0
Nachum Stein(9)(10)	505,286	3.0
G. Gary Yetman(11)	627,167	3.7
All directors and executive officers as a group(12)	2,054,711	12.1

(1)	Mr. David Bistricer’s address is: 4611 12th Avenue, Brooklyn, New York 11219.

(2)	This does not include 1,812,586 shares held by The DB 2006 Trust and 1,782,536 shares held by The MB 2006 Trust, each for the benefit of family members of Mr. David Bistricer, as to which Mr. David Bistricer disclaims beneficial ownership.

(3)	Includes 38,333 options that have already vested.

(4)	Includes 8,334 options scheduled to vest on May 11, 2008.

(5)	Includes 10,334 options that have already vested.

(6)	Includes 20,000 options that have already vested.

(7)	Includes 834 options that have already vested.

(8)	Includes 834 options scheduled to vest on May 11, 2008.

(9)	This does not include 3,206,192 shares owned by Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, each a brother-in-law of Nachum Stein, certain family members of Nachum Stein and trusts for the benefit of certain family members of Nachum Stein, as to which Mr. Stein disclaims beneficial ownership.

(10)	Includes 25,600 shares owned by HSI Partnership. The partners of HSI Partnership are Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, and Nachum Stein. Each of the partners shares voting and investment power for the 25,600 shares.

(11)	Includes 5,900 shares owned by Mr. Yetman’s spouse and 76,667 options that have already vested.

(12)	Does not include the 6,801,314 shares owned by certain family members of Nachum Stein and David Bistricer and trusts for the benefit of certain family members of Nachum Stein and David Bistricer. (See footnotes 2 and 9).

Which Shareholders own at least 5% of our Common Shares?

The following table shows all persons we know to be direct or indirect owners of at least 5% of our common shares as of March 17, 2008, except as otherwise noted.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Class

5% Shareholders:
The DB 2006 Trust(1)	1,812,586	10.8
The MB 2006 Trust(2)	1,782,536	10.6
JANA Partners LLC(3)	2,500,000	14.9
SCSF Equities, LLC(4)	992,900	5.9
Eubel Brady & Suttman Asset Management, Inc.(5)	1,253,225	7.5
Ronald L. Eubel(5)	1,311,140	7.8

(1)	As of February 14, 2008, based on a Schedule 13G filed by The DB 2006 Trust. According to such Schedule 13G, a majority of the trustees of The DB 2006 Trust, acting together, have the power to vote and to dispose or direct the vote and disposition of 1,812,586 shares. Ester Bistricer, spouse of David Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The DB 2006 Trust. The address of The DB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(2)	As of February 14, 2008, based on a Schedule 13G filed by The MB 2006 Trust. According to such Schedule 13G, a majority of the trustees of The MB 2006 Trust, acting together, have the power to vote and to dispose or direct the vote and disposition of 1,782,536 shares. Elsa Bistricer, spouse of Moric Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The MB 2006 Trust. The address of The MB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(3)	As of February 14, 2008, based on a Schedule 13G filed by JANA Partners LLC. According to such Schedule 13G, JANA Partners has power to vote and to dispose or direct the vote and disposition of 2,500,000 shares. The address of JANA Partners principal business office is 200 Park Avenue, Suite 3300, New York, New York 10166.

(4)	As of March 20, 2008, based on a Schedule 13D filed jointly by SCSF Equities, LLC (“SCSF Equities”), Sun Capital Securities Offshore Fund, Ltd. (“Sun Offshore Fund”), Sun Capital Securities Fund, LP (“Sun Securities Fund”), Sun Capital Securities Advisors, LP (“Sun Advisors”), Sun Capital Securities, LLC (“Sun Capital Securities”), Marc J. Leder and Rodger R. Krouse. According to such Schedule 13D, SCSF Equities has shared power to vote and to dispose or direct the vote and disposition of 1,228,700 shares. Messrs. Leder and Krouse may each be deemed to control SCSF Equities, Sun Securities Fund and Sun Advisors, as Messrs. Leder and Krouse each own 50% of the membership interests in Sun Capital Securities, which in turn is the general partner of Sun Advisors, which in turn is the general partner of Sun Securities Fund, which in turn is the managing member of SCSF Equities. Messrs. Leder and Krouse may each be deemed to control Sun Offshore Fund by virtue of being the only two directors of Sun Offshore Fund. Sun Offshore Fund, in turn, owns a majority of the membership interests of SCSF Equities. The address of the principal business office of each of SCSF Equities, Sun Offshore Fund, Sun Securities Fund, Sun Advisors, Sun Capital Securities, Marc J. Leder and Rodger R. Krouse is 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486.

(5)	As of February 14, 2008, based on a Schedule 13G filed jointly by Eubel Brady & Suttman Asset Management, Inc. (“EBS”), Ronald Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard Holtgreive. According to such Schedule 13G, EBS has shared power to vote and to dispose or direct the vote and disposition of 1,253,225 shares. Messrs. Eubel, Brady, Suttman, Hazel and Holtgreive may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the 1,311,140 shares held by EBS and one affiliated entity, EBS Partners, LP. Mr. Eubel is the beneficial owner of an additional 550 shares. Mr. Suttman is the beneficial owner of an additional 560 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Goals of our Compensation Program

We provide a total compensation package for our executive officers that we believe is designed to fairly compensate them and to enhance shareholder value. We refer to our chief executive officer, chief financial officer and three other most highly compensated officers in this proxy statement as our “named executive officers.” We have disclosed the compensation package for our named executive officers in the summary compensation table and related tables below. We have structured our compensation packages to align our named executive officers’ interests with the interests of our shareholders and to motivate them to achieve the Company’s business objectives. Specifically, our compensation program is designed to achieve the following objectives:

•	Attract and retain excellent executives, with established records of success, who are appropriate for the Company’s needs in light of the competitive realities of the marketplace in our industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to the Company’s success;

•	Motivate the executives to increase shareholder value through the use of equity incentives; and

•	Tie compensation to corporate and individual performance, including achievement of measurable corporate and individual performance objectives.

We also seek to reward both leadership and teamwork. We reward initiative in identifying and pursuing opportunities, such as potential acquisition opportunities, and responding effectively to unanticipated situations.

We use various elements of compensation to reward specific types of performance. Our employment agreements for each of our named executive officers determine the salary of each officer, which provides the basic level of compensation for performing the job expected of them. We use cash bonus awards as an incentive that provides a timely reward for attainment of exemplary corporate and individual performance in a particular period. We use stock options to provide a long-term incentive, which adds value to compensation packages if the value of our common stock rises and aligns the interests of our executives with those of our shareholders.

Elements of our Compensation Program

Our total compensation package for named executive officers consists of the following components: salary, bonus, options, perquisites and other personal benefits and retirement. Each element of compensation is considered separately and we do not generally take into account amounts realized from prior compensation in establishing current elements of compensation. Our goal is to provide a total compensation package that we believe our named executive officers and our shareholders will view as fair and equitable. We consider the pay of each named executive officer relative to each other named executive officer so that the total compensation program is consistent for our executives. This is not a mechanical process, and our Compensation Committee has used its judgment and experience and worked with our Chief Executive Officer to determine the appropriate mix of compensation for each executive.

Salary — Each named executive officer’s employment agreement sets forth his salary, which varies with the scope of his respective responsibilities. On September 1, 2006, we entered into amended and restated employment agreements with G. Gary Yetman, Richard N. Burger and Jeffrey D. Johnston in contemplation of our becoming a public company. These agreements initially provided for an annual base salary of $550,000 for Mr. Yetman, $375,000 for Mr. Burger and $300,000 for Mr. Johnston. Each agreement provides for automatic annual raises equal to the percentage increase in the Chicago-area Consumer Price Index as reported by the U.S. Department of Labor. We do not have an employment agreement with Mr. Hennelly.

On March 9, 2007, we entered into an employment agreement with Michael A. Frigo in connection with the acquisition by the Company of Copperfield, LLC. The agreement provided for an initial annual base salary of $400,000 for Mr. Frigo.

Our Board of Directors may, in its discretion, grant salary raises based on merit. We believe that the annual salary must be competitive with the market with respect to the skills and experience that are necessary to meet the requirements of the named executive officer’s position with us.

The Board of Directors recently approved increases in the base salaries of our named executive officers, effective January 1, 2008, as follows:

Name	2007 Salary	2008 Salary	% Increase

Mr. Yetman	$585,000	$630,500	7.8%
Mr. Burger	$375,000	$392,813	4.8%
Mr. Johnston	$330,000	$345,675	4.8%
Mr. Frigo	$400,000	$410,000	2.5%
Mr. Hennelly	$225,000	$250,000	11.1%

The employment agreements in effect for Messrs. Yetman, Burger, Johnston and Frigo provide for an increase in base salary by a percentage amount equal to the percentage increase in the Chicago-area Consumer Price Index as reported by the U.S. Department of Labor. The increase in the base salaries of Messrs. Yetman, Burger, and Johnston shown above also reflect an increase in the size of the Company and the resulting increase in responsibility as compared to 2007. Mr. Frigo’s base salary was increased for similar reasons, but by a pro rated amount based on his mid-year start date with the Company. Mr. Hennelly’s base salary increase reflects his promotion from senior vice president to executive vice president and corresponding increase in responsibilities.

Bonus — The employment agreements in effect for Messrs. Yetman, Burger, Johnston and Frigo provide for the possibility of a cash performance bonus. In 2007, Messrs. Yetman, Burger, Johnston and Hennelly were each eligible to receive a cash performance bonus in an amount up to 100% of his base salary and Mr. Frigo was eligible to receive a cash performance bonus in an amount up to 50% of his base salary, as determined by our Board of Directors based upon the attainment of performance goals conveyed to the officer. The Compensation Committee has the discretion to increase the cash performance bonus for any year but did not exercise this discretion in 2007 for our named executive officers, other than with respect to Mr. Hennelly as described below.

Our bonus program is the most significant way in which we tie compensation to recent performance for our Company. In 2007, the Board of Directors established an initial performance target of approximately $42 million of operating income, excluding acquisitions. This target was recommended by our Chief Executive Officer because it represented a consistent level of operating performance relative to 2006 given expected market conditions. We applied this target to all employees eligible to receive bonuses on a channel and segment basis, not only to the named executive officers. After the Board of Directors approved this target in the first quarter of 2007, our Chief Executive Officer communicated it to the other named executive officers and eligible employees. After our acquisition of Copperfield, LLC in April 2007, the Board determined on April 5, 2007 that bonuses would be based on a revised performance target of approximately $80 million in combined, adjusted EBITDA for the Company and Copperfield for 2007.

Our results for 2007 exceeded our targeted business plan performance levels due to the contribution of acquisitions and the related synergies and cost savings. The Compensation Committee and the Board of Directors reviewed this performance and the contributions of those individuals integral to these activities and based bonus amounts on these above-plan results. Based on the 2007 results, our named executive officers received the following bonus amounts (with accompanying percentage of eligible bonus paid): Mr. Yetman — $585,000 (100%); Mr. Burger — $375,000 (100%); Mr. Johnston — $211,238 (79%); Mr. Frigo - $150,000 (100%); and Mr. Hennelly — $227,875 (101%). Mr. Hennelly’s bonus exceeded 100% of his target due to his achievement of certain additional cost-savings goals in 2007.

Options — On October 5, 2006, our Board of Directors adopted, with shareholder approval, a stock incentive plan that originally provided for the granting of options to purchase 1,650,000 shares of our common stock. This plan has been amended and restated, subject to shareholder approval — see “Proposal No. 2”. On May 11, 2007, in connection with the acquisition by the Company of Copperfield, LLC and in connection with his commencement of employment, Mr. Frigo was granted an option to purchase 25,000 shares at an exercise price of $23.62 per share, which was the fair market value of our stock on such date. One third of these options will vest on each of the first three anniversaries of the date of grant. The options will expire ten years after the date of grant.

On January 4, 2008, we granted options to purchase shares of common stock at $8.38 per share as follows:

Securities
Name	Underlying Options (#)(1)

G. Gary Yetman	58,500
Richard N. Burger	25,000
Michael A. Frigo	10,000
J. Kurt Hennelly	16,667

(1)	One-third of the options vest on each of the first, second and third anniversaries of the grant date.

Because these options were granted in 2008, they are not required to be included in the compensation tables in this proxy statement. Because he had expressed an interest in eventually retiring from his position, Mr. Johnston did not receive a grant of options in January 2008.

These options were granted based on a multiplier of base salary recommended by the Chief Executive Officer (with respect to the other named executive officers) and by the Board of Directors (with respect to the Chief Executive Officer).

We award options to align the interests of our executives with the interests of our shareholders by having the realizable value depend on an increase of our stock price. We believe this will motivate our officers to return value to shareholders through future appreciation of our stock price. The options provide a long-term incentive because they vest over a period of time and remain outstanding for ten years, encouraging executives to focus energies on long-term corporate performance. The vesting requirements are designed to encourage retention of our officers.

The Board has approved an amendment and restatement of the Long-Term Incentive Plan which, if approved by shareholders, will allow for the grant of other types of awards, including stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and incentive performance bonuses.

We have additional shares authorized under our stock incentive plan for future awards at the discretion of our Compensation Committee. It is our intention to base the exercise price of options on the stock price on the grant date of that option.

Restricted Stock — In order to further align his interests with those of our shareholders and to increase his long-term incentive award to a level consistent with that of other chief executive officers at comparable companies, the Compensation Committee approved an award to Mr. Yetman of 6,895 shares of restricted stock in March 2008, subject to shareholder approval of the amendment and restatement of the Long-Term Incentive Plan.

Perquisites and Other Personal Benefits — We provide each of our executive officers with perquisites and other personal benefits such as a car allowance, club memberships, tax planning advice, and life and disability insurance. Also, our named executive officers are permitted to contribute up to 5% of their salary to a 401(k) plan, subject to limitations established by law, and we match 50% of such contributions. Participation in the Company’s 401(k) plan and receipt of matching contributions is also available to all full-time employees, subject to the terms of the 401(k) plan. We consider the matching contribution feature to be an important aspect of our compensation program because it is our only retirement program for our named executive officers. In addition, we provide the same or comparable health and welfare benefits to our named executive officers as are available for all other full-time employees. We believe that the perquisites and other personal benefits that we offer are typical employee benefits for high-level executives working in our industry and in our geographic area. We believe that these benefits substantially enhance employee morale and performance, and are not too costly to the Company. We provide these benefits at our discretion. Our perquisite and personal benefit programs may change over time as the Compensation Committee determines what is appropriate.

Retirement Benefits — Our named executive officers do not participate in any defined benefit retirement plans such as a pension plan. We do not have any deferred compensation programs. As noted above, our named executive officers are eligible for a 401(k) plan, and we match those contributions as described in “Perquisites and Other Personal Benefits.” The 401(k) plan and our matching contributions are designed to encourage our named executive officers and other employees to save for their retirement.

Our Compensation Process

The Compensation Committee makes the compensation decisions for our named executive officers. Prior to February 27, 2008, the Compensation Committee was comprised of David Bistricer, James G. London and Denis E. Springer. Messrs. Bistricer and London served on the Committee during all of 2007, and Mr. Spinger was appointed to the Committee on April 5, 2007. On February 27, 2008, Mr. Bistricer resigned from the Compensation Committee in accordance with NASDAQ listing standards. Following recommendation by the Nominating and Corporate Governance Committee, the Board appointed Isaac M. Neuberger and Dennis J. Martin to replace Messrs. Bistricer and London, and re-appointed Denis E. Springer to the Compensation Committee, pursuant to a board resolution adopted on February 27, 2008. The Board has determined that Messrs. Neuberger, Martin and Springer are independent directors. Neither the Chief Executive Officer nor any other officer of the Company is a member of the Compensation Committee.

The Compensation Committee reviews and approves corporate goals and objectives against which it evaluates our Chief Executive Officer’s performance. The Compensation Committee, together with the Board, determines and approves the Chief Executive Officer’s compensation level based on this evaluation. To accomplish this, the Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation level to the Board for its final determination and approval. The Chief Executive Officer is not present during this discussion. Our Compensation Committee charter provides that the goals and objectives for the Chief Executive Officer should consist of objective criteria, including goals for performance of the business, the accomplishment of long-term strategic objectives and the development of management. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee charter provides that the Compensation Committee should consider, among other things, our performance and shareholder returns as compared to similar companies, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our Chief Executive Officer in past years.

The Compensation Committee reviews the Chief Executive Officer’s proposal with respect to the compensation of our other executive officers and makes a recommendation to the Board on the amount of compensation that should be paid to them. The Chief Executive Officer may be present during these discussions but may not vote.

We engaged Hay Group, Inc. as a compensation consultant to provide market data with respect to levels of base salary, bonus and long term incentives for executives. However, while we reviewed such market information, it was only one factor among several that we considered in establishing executive compensation levels and mixes, and we did not make use of any formula incorporating such data. Hay Group, Inc. advised us that the levels of compensation for our executives were reasonable in light of the available market data and the executives’ and the Company’s respective performance levels.

Generally, in determining whether to increase or decrease compensation to our named executive officers, we take into account any changes of which we are aware in the market pay levels, the performance of the executive officer, the responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer’s experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization.

When making compensation decisions for 2007, the Board of Directors evaluated the performance of our Chief Executive Officer and took this evaluation into consideration when approving his compensation package. With respect to the other named executive officers, the Chief Executive Officer evaluated their performance and, based on this evaluation, made recommendations to the Board of Directors with respect to compensation decisions. When we amended and restated the employment agreements of Messrs. Yetman, Burger and Johnston in 2006 and when we entered into an employment agreement with Mr. Frigo in 2007, in addition to reviewing market compensation information as described above, we considered the prior pay levels of our named executive officers, the additional responsibilities expected for these officers and the importance of these individuals to our success.

As discussed above, we hired Hay Group, Inc. as a compensation consultant in 2007 to assist with the analysis of competitive compensation data for our executive officers. Hay Group, Inc. was retained by management and consults with management, the Compensation Committee and the Board of Directors on matters related to executive and Board compensation.

Change in Control

Under our employment agreements, Messrs. Yetman, Burger and Johnston each receive a payment and accelerated vesting of his options only if there is a change in control and if he terminates employment with the Company. We believe this so-called “double trigger,” by requiring both the change of control and a termination to occur, maximizes shareholder value because it prevents an unintended windfall for management in the event of a friendly change in control.

Stock Ownership Guidelines

We have not implemented any stock ownership requirements for named executive officers. Prior to listing on NASDAQ, the market for our stock largely was limited. We will continue to periodically re-evaluate whether it would be appropriate for us to implement stock ownership requirements for our named executive officers. As noted above, we have issued options to our named executive officers and have an incentive plan in place pursuant to which more options and other equity grants can be issued in the future, which we believe allows management to own equity in the Company and accordingly to align their interest with those of other shareholders.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers in the year the compensation becomes ordinarily deductible to the company. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We intend for the annual performance bonuses for our executive officers to qualify as performance-based compensation, to the extent that Section 162(m) applies to us.

While deductibility of compensation is preferred, achieving the compensation objectives set forth above may, in certain situations, be more important than the benefit of tax deductibility. We reserve the right, therefore, to maintain flexibility in how we compensate our executive officers and, as a result, certain amounts of compensation may not be deductible from time to time.

Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised, less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and this proxy statement.

The foregoing report has been approved by all members of the Compensation Committee who were a part of the committee in 2007.

David Bistricer
James G. London
Denis E. Springer

Summary Compensation Table

						Non-Equity
					Option	Incentive Plan	All Other
		Salary	Bonus		Awards(1)	Compensation(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)		($)	($)	($)	($)

G. Gary Yetman	2007	$592,931	$—		$998,777	$585,000	$41,253	$2,217,961
President and Chief Executive Officer	2006	506,571	25,000		252,163	402,000	46,416	1,232,150
Richard N. Burger	2007	380,084	—		499,389	375,000	21,507	1,275,980
Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2006	351,071	25,000		126,082	257,400	28,256	787,809
Jeffrey D. Johnston	2007	324,090	—		260,551	211,238	22,847	818,725
Executive Vice President, Operations and Assistant Secretary	2006	296,799	25,000		65,782	145,552	25,826	558,959
Michael A. Frigo	2007	300,000	—		115,427	150,000	45,296	610,723
Executive Vice President, OEM Group, President of Copperfield
J. Kurt Hennelly	2007	217,885	9,990	(2)	125,506	217,885	13,089	584,355
Executive Vice President, Operations

(1)	This column discloses the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R). For all assumptions used in the valuation, see Note 12 to the Company’s audited financial statements contained in our annual report on Form 10-K filed on March 28, 2008. Additional detail regarding the 2007 awards is provided in the 2007 Grant of Plan-Based Award Table.

(2)	We awarded this bonus and non-equity incentive plan compensation with respect to 2007 compensation, but we calculated and paid these amounts in 2008.

(3)	All Other Compensation includes the following:

				Tax		Life and	401(K)
		Car	Club	Planning	Moving	Disability	Matching
Name	Year	Allowance	Memberships	Advice	Expenses	Insurance	Contributions	Total

G. Gary Yetman	2007	$7,924	$10,425	$5,300	—	$8,604	$9,000	$41,253
Richard N. Burger	2007	$4,133	—	$2,700	—	$5,674	$9,000	$21,507
Jeffrey D. Johnston	2007	$4,262	—	$4,000	—	$5,585	$9,000	$22,847
Michael A. Frigo	2007	$6,300	—	—	$33,333	—	$5,663	$45,296
J. Kurt Hennelly	2007	$4,089	—	—	—	—	$9,000	$13,089

We lease automobiles for Mr. Yetman and Mr. Burger. Personal use is based on the gross capitalized cost determined at the time of the lease multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline.

Messrs. Johnston, Frigo and Hennelly receive a car allowance. Personal use of an automobile is based on the allowance received multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline.

2007 Grants of Plan-Based Awards

		Estimated Future		All Other
		Payouts		Option Awards:
		Under Non-Equity		Number of
		Incentive Plan		Securities	Exercise or	Grant Date Fair
		Awards(1)		Underlying	Base Price of	Value of Stock and
		Threshold	Maximum	Options	Option Awards	Option Awards(3)
Name	Grant Date	($)	($)	(#)(2)	($/Sh)	($)

G. Gary Yetman	04/05/2007	$0	$585,000	—	—	—
Richard N. Burger	04/05/2007	$0	$375,000	—	—	—
Jeffrey D. Johnston	04/05/2007	$0	$230,000	—	—	—
Michael A. Frigo	04/05/2007	$0	$150,000	—	—	—
	05/11/2007	—	—	25,000	$23.62	$295,000
		—	—

J. Kurt Hennelly	04/05/2007	$0	$217,885	—	—	—

(1)	Messrs. Yetman, Burger, Johnston and Hennelly are entitled to cash bonuses of up to 100% of their base salary and Mr. Frigo is entitled to a cash bonus of up to 50% of his base salary, as determined by our Board of Directors, based upon the attainment of performance goals conveyed to that executive. On April 5, 2007, the Board of Directors established a performance target of approximately $80 million in combined, adjusted EBITDA for the Company and Copperfield for 2007. Further information about the performance awards is contained in “Compensation Discussion and Analysis — Elements of our Compensation Program — Bonus.” For Messrs. Yetman, Burger, Johnston, and Hennelly, the non-equity incentive plan compensation for 2007 was calculated at 100% of base salary earned for 2007 and for Mr. Frigo the non-equity incentive plan compensation for 2007 was calculated at 50% of base salary earned for 2007 and the amounts of such awards are in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)	One-third of the options vest on each of the first, second and third anniversaries of the grant date.

(3)	This column discloses the aggregate grant date fair market value computed in accordance with FAS 123(R). We estimated the fair value of the stock options using the Black Scholes option-pricing model. The fair value of the options when granted was $11.80 per underlying common share, which we will expense over the three-year vesting term of these options. For all assumptions used in the valuation, see Note 12 to the Company’s audited financial statements contained in our annual report on Form 10-K filed on March 28, 2008.

Discussion of Summary Compensation and 2007 Grant of Plan Based Award Tables

Employment Agreements — Pursuant to their employment agreements, Messrs. Yetman, Burger and Johnston initially received an annual CPI-adjusted salary starting at $550,000, $375,000 and $300,000, respectively, plus a bonus of up to 100% of base salary for each year as determined by our Board of Directors based on attainment of performance goals conveyed to the employee. Pursuant to his employment agreement, Mr. Frigo receives an annual salary starting at $400,000 plus a bonus of up to 50% of base salary for each year as determined by our Board of Directors based on attainment of performance goals conveyed to the employee. The cash performance bonus may be increased in any year in the discretion of the Board of Directors or an appropriate Board committee. Mr. Yetman also receives term life insurance in an amount not less than $1,000,000, health and country club memberships and has the right to one director seat on the Board of Directors of the Company and each of its affiliates. Each of Messrs. Yetman, Burger and Johnston also receive supplemental disability insurance in an amount equal to the amount they were receiving under their previous employment agreements.

The term of the employment agreements for Messrs. Yetman, Burger and Johnston is a rolling three-year period such that upon each day of service, each agreement automatically renews for one additional day, unless terminated by either party. The term of the employment agreement for Mr. Frigo is a rolling one-year period such that upon each day of service, each agreement automatically renews for one additional day, unless terminated by either party.

Stock Incentive Plan — On October 5, 2006, our Board of Directors adopted, with shareholder approval, a stock incentive plan that provides for the granting of options to purchase 1,650,000 shares of our common stock. On May 11, 2007, an option to purchase 25,000 shares was awarded to Michael A. Frigo. One third of the options issued will vest at the end of each of the first three anniversaries of the date of grant. The options will expire ten years after the date of grant and will be exercisable at a price per share equal to $23.62.

Indemnification Agreements — We have entered into separate indemnification agreements with our directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, we are not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors and officers.

Outstanding Equity Awards at 2007 Fiscal Year-End

		Option Awards
				Number of Securities
		Number of Securities		Underlying Unexercised	Option Exercise
	Grant	Underlying Unexercised		Options Exercisable	Price	Option
Name	Year	Options Unexercisable(#)		(#)	($)	Expiration Date

G. Gary Yetman	2006	153,333	(1)	76,667	$15.00	10/10/2016
Richard N. Burger	2006	76,666	(1)	38,334	$15.00	10/10/2016
Jeffrey D. Johnston	2006	40,000	(1)	20,000	$15.00	10/10/2016
Michael A. Frigo	2007	25,000	(2)	0	$23.62	05/10/2017
J. Kurt Hennelly	2006	20,666	(1)	10,334	$15.00	10/11/2016

(1)	Contingent on continued employment, one-half of the options become exercisable on October 11, 2008 and one-half become exercisable on October 11, 2009.

(2)	Contingent on continued employment, one-third of the options listed become exercisable on May 11, 2008, one-third become exercisable on May 11, 2009 and one-third become exercisable on May 11, 2010.

Potential Payments Upon Termination or Change in Control

We may terminate the employment agreements of any of our named executive officers for “Cause,” which is defined in the employment agreements with Messrs. Yetman, Burger and Johnston as:

•	gross neglect or willful failure to perform duties in all material respects after written demand and 30-days’ notice from the Board of Directors;

•	a willful and material breach of the agreement by the employee which is not cured within 30 days of notice of said breach;

•	fraud or embezzlement; or

•	the employee’s conviction or entry of a plea of nolo contendere for a crime involving moral turpitude or any other crime materially impairing or materially hindering the employee’s ability to perform his employment duties.

“Cause” is defined in the employment agreement with Mr. Frigo as:

•	gross misconduct;

•	material nonperformance after two weeks’ notice from the Company;

•	material breach of the agreement;

•	the employee’s conviction or entry of a plea of nolo contendere to any felony or misdemeanor or the entry of any final civil judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or statute violation;

•	insubordination;

•	violation of the Company’s sexual harassment/anti-discrimination policies; or

•	a court order prohibiting the employee from working for the Company for a period that extends beyond six months.

Messrs. Yetman, Burger and Johnston may terminate their employment agreements for “Good Reason,” which is defined as:

•	a reduction in salary or potential for bonus compensation, excluding an insubstantial and inadvertent failure that is remedied within 15 days’ notice by the employee;

•	a significant reduction in responsibilities or duties;

•	a 35-mile relocation of the office where the employee works;

•	a change in control; or

•	other willful failure or willful breach by the Company of any material obligations of the agreement if not cured within 30 days of written notice by the employee to the Board of Directors.

Messrs. Yetman, Burger and Johnston each must give three months’ notice to terminate his employment agreement without Good Reason.

Mr. Frigo may terminate his employment agreements in the event of a “Substantial Breach,” which is defined as:

•	a substantial reduction in the nature or status of the employee’s responsibilities below the position of a senior manager;

•	a reduction in salary;

•	failure by the Company to allow the employee to participate in all plans, programs or benefits for executive employees (i.e., pension and welfare plans and programs and non-equity incentive compensation); or

•	failure by the Company to pay, distribute or grant any amounts of cash, stock, or other compensation to the employee to which he is entitled.

Mr. Frigo must give two weeks’ notice to terminate his employment agreement for any reason.

If we terminate Mr. Yetman, Mr. Burger or Mr. Johnston without Cause or if any of them terminates his employment with Good Reason, he shall be entitled to receive, in a lump sum, a payment equal to three times his salary and bonus. His benefits shall continue for 36 months, and any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee. He (or his estate) shall be entitled to receive one year’s salary, bonus and benefits in the event of termination because of death or disability.

If we terminate Mr. Frigo without Cause or if he terminates his employment after Substantial Breach, he shall be entitled to receive salary continue payments for the remainder of the term of his employment agreement. The term of Mr. Frigo’s employment agreement is a rolling one-year period.

The employment agreements with Messrs. Yetman, Burger and Johnston contain non-compete provisions that will last for one year following termination of employment; the non-compete clause is not applicable if the Company terminates the employee without Cause or the employee terminates his employment for Good Reason or the Company fails to make any payment or perform any obligation owed to him under the agreement. In addition, the employment agreements with Messrs. Yetman, Burger and Johnston contain a confidentiality clause which is effective for no longer than three and one half years after an employee’s termination.

The employment agreement with Mr. Frigo contains a non-compete provision that lasts for the duration of the period in which he receives any salary continuation payments. The employment agreement also contains a non-solicitation provision that will last for one year following termination of employment. In addition, the employment agreement with Mr. Frigo contains a confidentiality clause which is effective at all times.

If we terminate a named executive officer for Cause, the only payments he will receive is accrued salary for the period he has worked. Set forth below is a description of the incremental amounts that we would have paid our named executive officers following a termination, assuming that the relevant trigger event occurred on December 31, 2007.

			Stock
	Cash		Options	Medical	Insurance	Health Club
	Severance	Bonus	(1)	Continuation	Continuation	Memberships

G. Gary Yetman
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,837,485	$1,518,243	—	$37,692	$25,812	$31,275
Death or Disability	$612,495	$506,081	—	$12,564	$8,604	$10,425
Richard N. Burger
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,177,876	$986,100	—	$37,692	$17,022	—
Death or Disability	$392,625	$328,700	—	$12,564	$5,674	—
Jeffrey D. Johnston
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,036,530	$572,685	—	$37,692	$16,755	—
Death or Disability	$345,510	$190,895	—	$12,564	$5,585	—
Michael A. Frigo
Termination Without Cause or Termination after Substantial Breach	$400,000	—	—	—	—	—
Death or Disability	$200,000	—	—	—	—	—
J. Kurt Hennelly
Termination Without Cause or Termination for Good Reason, including a Change in Control	—	—	—	—	—	—
Death or Disability	—	—	—	—	—	—

(1)	Options for Messrs. Yetman, Burger and Johnston were issued with an exercise price of $15.00 per share, which was the price per share at which we sold our common stock in our 2006 private placement. The options had no intrinsic value as of December 31, 2007, as our share price on that date was below the exercise price of the options, and therefore the potential acceleration of vesting of Messrs. Yetman, Burger and Johnston’s options is valued at $0.

2007 Director Compensation

The following information sets forth the compensation paid to our directors during the year ended December 31, 2007.

		Option	All Other
	Fees Earned or	Awards	Compensation	Total
Name	Paid in Cash($)(1)	($)(2)	($)(3)	($)

David Bistricer	$75,000	—	$175,000	$250,000
Shmuel D. Levinson	$71,500	—	—	$71,500
James G. London	$89,000	$20,356	—	$109,356
Isaac M. Neuberger(4)	$13,000	$1,151	—	$14,151
Harmon S. Spolan(4)	$13,000	$1,151	—	$14,151
Denis E. Springer(5)	$69,000	$14,770	—	$83,770
Nachum Stein	$75,000	—	$175,000	$250,000

(1)	Includes retainer fees and Board meeting fees accrued for 2007 which will be paid in 2008.

(2)	This column discloses the dollar amount recognized for financial reporting purposes with respect to fiscal year 2007 in accordance with FAS 123(R). The valuation assumption used are comparable to the assumptions described in Note 12 of the Company’s Audited Financial Statements for 2007 contained in our Annual Report. As of December 31, 2007, our non-employee directors held the following outstanding awards: David Bistricer — 0; Shmuel D. Levinson — 0; James G. London — 2,500, with a total grant date fair value under FAS 123(R) of $41,000; Isaac M. Neuberger — 2,500, with a total grant date fair value under FAS 123(R) of $15,300; Harmon S. Spolan — 2,500, with a total grant date fair value under FAS 123(R) of $15,300; Denis E. Springer — 2,500, with a total grant date fair value under FAS 123(R) of $37,750; and Nachum Stein — 0.

(3)	Messrs. Bistricer and Stein also each had a consulting arrangement with us, as described under “Director Arrangements.” These consulting agreements were terminated effective December 31, 2007 pursuant to a resolution by our Board of Directors. Our director, Shmuel D. Levinson, received a payment for additional services as described in “What Related Person Transactions Do We Have.”

(4)	Mr. Neuberger and Mr. Spolan were elected to the Board of Directors effective November 16, 2007.

(5)	Mr. Springer was appointed to the Board of Directors effective April 5, 2007.

In 2007, our directors compensation policy provided that non-management directors, except for David Bistricer and Nachum Stein, each received an annual retainer of $40,000 and an additional $1,500 for each Board and committee meeting they attended. The director serving as chairman of the Audit Committee received an annual fee of $10,000 and the directors serving as chairman of the Compensation Committee and Nominating and Corporate Governance Committee each received an annual fee of $5,000. In addition, each independent director received an annual grant of options to purchase 2,500 shares. The exercise price of these options was the closing price of the stock on the date of grant. These options will vest evenly over three years and will expire in the tenth year from the date of grant.

David Bistricer and Nachum Stein each received $75,000 as compensation for their service as co-chairmen of the Board of Directors, but did not receive additional payment for their attendance at meetings.

Beginning in 2008, outside directors, other than the co-chairmen, will receive an annual retainer of $60,000 in cash (payable quarterly) and $60,000 in restricted common stock (issued annually on the first business day of each new fiscal year). Mr. Martin, who joined the Board in February 2008, will receive a pro rata grant of restricted stock in 2008 with a value of $50,000. Each co-chairman of the Board of Directors will receive an annual retainer of $100,000 in cash (payable quarterly) and restricted common stock having a value of $100,000 (issued annually on the first business day of each new fiscal year). In addition, each member of the Audit Committee will receive an additional annual retainer of $10,000 in cash (payable quarterly). Finally, in addition to the above, the chairperson of the Audit Committee will receive an annual retainer of $10,000 in cash (payable quarterly) and the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an annual retainer of $5,000 (payable quarterly). The grants of shares of restricted stock to the members of the Board of Directors are subject to shareholder approval of the Amended and Restated Long-Term Incentive Plan discussed in Proposal 2. The shares of restricted stock will vest in three equal installments on each of the first three anniversaries of the January grant date.

All the directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of Board duties.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board of Directors, each of whom has been determined by the Board of Directors to be financially literate, as contemplated by the NASDAQ listing standards. The Board has determined that Dennis J. Martin, Harmon S. Spolan and Denis E. Springer are “audit committee financial experts,” as that term is defined under 401(h) of Regulation S-K. Each member of the audit committee is independent of the Company and its management, as required by NASDAQ listing standards.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process and the performance, qualification and independence of the Company’s independent auditors, Deloitte & Touche LLP, to whom we refer as Deloitte.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, Deloitte and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2007 audited consolidated financial statements with management and with Deloitte.

The Audit Committee has also discussed with Deloitte all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended (“Communication with Audit Committees”).

The Audit Committee has also discussed with Deloitte their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the communication required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”).

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2007 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

Dennis J. Martin
Harmon S. Spolan
Denis E. Springer

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S LONG-TERM INCENTIVE PLAN

General

A proposal will be presented at the Annual Meeting of Shareholders to approve an amendment and restatement of the Coleman Cable, Inc. Long-Term Incentive Plan, which we refer to as the Plan. The Plan was originally adopted by the Board of Directors on October 5, 2006 with shareholder approval. The Board approved the First Amendment of the Plan on February 28, 2007, with shareholder approval, to expand the class of persons eligible to participate in the Plan. The amendment and restatement of the Plan (i) increases the maximum number of shares of common stock that may be issued under the plan by 790,000, from 1,650,000 to 2,440,000, (ii) adds stock appreciation rights, restricted stock, restricted stock units (RSUs), performance shares, performance units and incentive performance bonuses as available awards under the Plan, (iii) adds additional performance measures to be used in connection with awards designed to qualify for the performance-based exception from the tax deductibility limitation of Section 162(m) of the Internal Revenue Code, and (iv) adds a section that allows participants to defer receipt of awards that would otherwise be due under the plan in accordance with Section 409A of the Internal Revenue Code.

A summary of the material provisions of the Plan, as amended and restated, is set forth below. A copy of the Plan, as amended and restated, is set forth in Exhibit A. The following general description of certain features of the Plan is qualified in its entirety by reference to the provisions of the Plan set forth in Exhibit A. Unless otherwise indicated, terms used in this summary shall have the meanings set forth in the Plan.

Description of the Plan

Purpose of the Plan

The Plan was established by the Company to:

•	attract and retain persons eligible to participate in the Plan;

•	motivate persons eligible to participate in the Plan, by means of appropriate incentives, to achieve long-range goals;

•	provide incentive compensation opportunities that are competitive with those of other similar companies; and

•	further align the interests of persons eligible to participate in the Plan with those of the Company’s other stockholders through compensation that is based on our common stock and Company performance.

The Plan promotes the long-term financial interest of the Company and its subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return. To achieve these objectives, the Plan permits the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and incentive performance bonuses to all participants in the Plan. Any option granted under the Plan may be either an incentive stock option, which we refer to as an ISO, or a non-qualified stock option, which we refer to as a NQO.

Eligibility and Limits on Awards

Any employee of the Company or a subsidiary, or any director of the Company or a subsidiary, is eligible to receive awards under the Plan. As of December 31, 2007, the Company and its subsidiaries had approximately 1,535 employees and seven non-employee directors. The specific employees and directors who will be granted awards under the Plan and the type and amount of any such awards will be determined by the Committee as defined below.

The Plan limits the maximum amount of awards that may be granted to participants. The maximum number of shares of our common stock that may be delivered to participants and their beneficiaries under the

Plan is 2,440,000, which includes the 790,000 shares to be added pursuant to this amendment and restatement. The maximum number of shares of stock that may be delivered to participants and their beneficiaries with respect to ISOs under the Plan is 1,650,000 shares. The maximum number of shares that may be covered by options granted to any one participant during any one calendar-year period is 500,000 shares. No more than $2,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year.

Administration

The authority to control and manage the operation and administration of the Plan is vested in a committee of the Board, which we refer to as the Committee. The Committee consists solely of two or more members of the Board who are not employees of the Company or any subsidiary of the Company. If the Committee does not exist or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

The Committee has the authority and discretion to select from among the eligible individuals those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and to amend, cancel, or suspend awards. The Committee has the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any award agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

Shares Reserved for Awards

The maximum number of shares of our common stock that may be delivered under the Plan is 2,440,000 shares. The shares of our common stock with respect to which awards may be made under the Plan are currently authorized but unissued shares or, to the extent permitted by applicable law, shares currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. To the extent provided by the Committee, any award may be settled in cash rather than our common stock. The closing price of the Company’s common stock on the NASDAQ Global Market on April 1, 2008 was $11.08 per share.

The Committee may use shares of our common stock available under the Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

To the extent any shares of our common stock covered by an award are not delivered because the award is forfeited or canceled, or the shares of our common stock are not delivered on an unrestricted basis including, without limitation, by reason of the award being used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the number of shares of our common stock available for delivery under the Plan.

If the exercise price of any option granted under the Plan or any prior plan, or the tax withholding obligation with respect to any award granted under the Plan or any prior plan, is satisfied by tendering shares of our common stock to the Company, only the number of shares of our common stock issued net of the shares of our common stock tendered shall be deemed delivered for purposes of determining the number of shares of our common stock available for delivery under the Plan.

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee shall adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include:

•	adjustment of the number and kind of shares which may be delivered under the Plan;

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding options; and

•	any other adjustments that the Committee determines to be equitable which may include, without limitation:

•	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction; and

•	cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that the amount of such payment may be the excess of value of our common stock subject to the option at the time of the transaction over the exercise price.

Stock Options

The Plan permits the granting of stock options. The grant of an option entitles the participant to purchase shares of our common stock at an exercise price established by the Committee or pursuant to a method established by the Committee. Any option granted under the Plan may be either an ISO or an NQO, as determined in the discretion of the Committee.

An option shall become vested and exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee and set forth in the applicable award agreement. In no event, however, shall an option expire later than ten years after the date of its grant.

The exercise price of each option shall be established by the Committee or shall be determined by a method established by the Committee at the time the option is granted; provided, however, that the exercise price of an option shall not be less than 100% of the fair market value of a share of our common stock on the date of grant (or, if greater, the par value of a share of our common stock).

The full exercise price for shares of our common stock purchased upon the exercise of any option shall be paid at the time of such exercise:

•	in cash;

•	by promissory note;

•	by tendering previously acquired shares having an aggregate fair market value as of the day of exercise equal to the full exercise price (provided that the shares that are tendered must have been held by the participant for at least six months prior to the payment date); or

•	by a combination of the three above-mentioned payment methods.

Additionally, the Committee may permit a participant to elect to pay the exercise price by authorizing a broker to sell shares of our common stock acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

Except for either adjustments in connection with a corporate transaction for the purpose of preserving the benefits or potential benefits of the awards, or reductions of the exercise price approved by the Company’s stockholders, the exercise price for any outstanding option may not be decreased after the date of grant, nor may an outstanding option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price.

Stock Appreciation Rights (“SARs”)

The Plan permits the granting of freestanding SARs, tandem SARs and/or any combination of these forms of SARs. The grant price of a freestanding SAR will be equal to the fair market value of our common stock on the date of grant. The grant price of a tandem SAR will equal the exercise price of the related option. A tandem SAR may be exercised for all or some of the shares subject to the related options upon the surrender of the right to exercise the equivalent portion of the related option. A tandem SAR may be exercised only as to the shares for which its related option is then exercisable. The term of a SAR may not exceed ten years. Upon exercise of an SAR, a participant will receive payment equal to the number of SARs exercised multiplied by the excess (or some portion of the excess as determined at the time of the grant by the Committee) of the fair market value on the date of exercise over the grant price.

Except in certain recapitalization events, a SAR award may not be modified to specify a lower exercise price without the approval of our stockholders. The Plan does not permit grants of dividend equivalent rights with respect to SARs.

Restricted Stock and Restricted Stock Units

The Plan permits the granting of restricted stock and restricted stock units. The grant of a share of restricted stock entitles the participant to receive a share of our common stock upon completing a specified period of service with the Company or its subsidiaries and/or the achievement of specific performance objectives. The grant of a restricted stock unit entitles the participant to receive a payment of cash or a share of our common stock upon completing a specified period of service with the Company or its subsidiaries and/or the achievement of specific performance objectives.

Grants of restricted stock and restricted stock units become vested in accordance with such terms and conditions and during such periods as may be established by the Committee and set forth in the applicable award agreement. These terms and conditions will include:

•	the length of the restricted period of the award;

•	the restrictions applicable to the award including, without limitation, the employment or service status rules governing forfeiture; and

•	the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period.

Participants holding shares of restricted stock during the restricted period may exercise full voting rights with respect to those shares.

Performance Units and Performance Shares; Performance Awards; Performance Criteria

The Plan permits the granting of performance shares or performance units. Each performance share must have an initial value equal to the fair market value of a share of our common stock on the date of grant. Each performance unit has an initial value that is established by the Committee at the time of grant. The Committee may also grant performance awards under the Plan. Performance awards are payable in cash and may relate to a single year performance period, such as an annual bonus award, or multi-year periods. The Committee will set the performance periods and performance objectives that, depending on the extent to which they are met, will determine the number or value (or both) of performance awards, performance units or performances shares in cash, shares or a combination of cash and shares, as applicable. Shares may be issued to any restrictions deemed appropriate by the Committee.

The performance measures used for purposes of awards designed to qualify for performance-based exception from the tax deductibility limitations of Section 162(m) of the Internal Revenue Code and any regulations promulgated thereunder will be chosen by the Committee from and among the following metrics:

•	net earnings;

•	operating earnings or income;

•	earnings growth;

•	net income (absolute or competitive growth rates comparative);

•	net income applicable to common stock;

•	cash flow, including EBITDA, operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

•	earnings per share of common stock;

•	return on shareholders equity (absolute or peer-group comparative);

•	stock price (absolute or peer-group comparative);

•	absolute and/or relative return on common shareholders equity;

•	absolute and/or relative return on capital;

•	absolute and/or relative return on assets;

•	economic value added (income in excess of cost of capital);

•	customer satisfaction;

•	expense reduction;

•	ratio of operating expenses to operating revenues; and

•	other factors deemed appropriate from time to time by the Committee, including growth rates and trends relating to the above factors or other factors deemed relevant to the Company’s performance.

The Committee will have the discretion to adjust targets set for pre-established performance objectives; however, awards designed to qualify for the performance-based exception may not be adjusted upward, except to the extent permitted under Section 162(m) of the Internal Revenue Code, to reflect accounting changes or other events. Additional provisions relating to the setting of the performance goal and certifying achievement of performance against the goal and the amount earned apply to awards made to executive officers that are intended to meet the performance-based exception from the tax deductibility limitations of Section 162(m) of the Internal Revenue Code.

Transfers

Except as otherwise provided by the Committee and except as designated by the participant by will or by the laws of descent and distribution, awards under the Plan are not transferable.

Change of Control

Subject to the terms of the Plan providing for adjustments in connection with a corporate transaction, the occurrence of a Change of Control, as defined in the applicable award agreement, shall have the effect, if any, with respect to any award as set forth in the applicable award agreement or, to the extent not prohibited by the Plan or the applicable award agreement, as provided by the Committee.

Federal Income Tax Consequences

Nonqualified Stock Options

Under the current tax rules, NQOs granted under the Plan will not be taxable to a participant at grant, but generally will result in taxation at exercise, at which time the participant will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. The Company will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options

Under the current tax rules, an employee will generally not recognize ordinary income on receipt or exercise of an ISO so long as he or she has been an employee of the Company or its subsidiaries from the date the ISO was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of our common stock received on exercise of the ISO for one year after the date of exercise (and for two years from the date of grant of the ISO), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, the Company may not deduct any amount in connection with the ISO. If an employee exercises an ISO but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one- and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the Company will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition.

Stock Appreciation Rights (SARs)

Under the current tax rules, a participant will generally not recognize income, and we will not be entitled to a deduction from income, at the time of grant of an SAR. When the SAR is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the fair market value, as of the date the SAR is exercised, of our common stock. The participant’s tax basis in shares acquired upon exercise of a stock-settled SAR will equal the amount recognized by the participant as ordinary income. We will generally be entitled to a federal income tax deduction, in the tax year in which the SAR is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a stock-settled SAR for more than one year after the exercise of the SAR, the capital gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of a stock-settled SAR will begin on the date of exercise.

Restricted Stock and Restricted Stock Units

The Company is required to withhold taxes to comply with federal and state laws applicable to the value of shares of restricted stock when they vest. Upon the lapse of the applicable restrictions, the value of the restricted stock generally will be taxable to the participant as ordinary income and deductible by the Company. Restricted stock units generally are subject to tax at the time of payment and the Company will generally have a corresponding deduction when the employee recognizes income.

Performance Shares, Performance Units and Performance Awards

Performance shares, performance units and performance awards generally are subject to tax at the time of payment and we generally will have a corresponding deduction when the participant recognizes income.

Section 409A

To the extent that Section 409A of the Internal Revenue Code is applicable, we intend to administer the Plan and any grants made thereunder in a manner consistent with the requirements of Section 409A, and any regulations and other guidance promulgated with respect to Section 409A by the U.S. Department of Treasury or Internal Revenue Service. The Committee may permit or require a participant to defer receipt of cash or shares of common stock that would otherwise be due to the participant under the Plan or otherwise create a deferred compensation arrangement (as defined in Section 409A of the Internal Revenue Code) in accordance with the terms of the Plan. The deferral of an award under the Plan or compensation otherwise payable to the participant will be set forth in the terms of a deferral agreement or as elected by the participant pursuant to such rules and procedures as the Committee may establish. Any such initial deferral election by a participant will designate a time and form of payment and will be made at such time as required by and in accordance with Section 409A. Any deferred compensation arrangement created under the Plan will be distributed at such times as provided in an award agreement or a separate election form and in accordance with Section 409A. No distribution of a deferral will be made pursuant to the Plan if the Committee determines that a distribution would (i) violate applicable law; (ii) be nondeductible pursuant to Section 162(m) of the Internal Revenue Code; or (iii) jeopardize the Company’s ability to continue as a going concern. In any such case, a distribution will be made at the earliest date at which the Committee determines such distribution would not trigger clause (i), (ii) or (iii) above. All awards under the Plan are intended either (i) to be exempt from Section 409A or (ii) to comply with Section 409A, and will be administered in a manner consistent with that intent.

Withholding

The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may:

•	tender a cash payment to the Company;

•	have shares withheld from awards; or

•	tender previously owned shares to the Company to satisfy tax withholding requirements.

Shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Tax Advice

The preceding discussion is based on U.S. income tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Plan. A participant may also be subject to state and local income taxes in connection with the grant of awards under the Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Other Information

The Plan was originally effective on October 5, 2006 and is amended and restated effective April 30, 2008, subject to shareholder approval, and, subject to the right of the Board to amend or terminate the Plan, will remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted under the Plan after the ten-year anniversary of the effective date of the Plan.

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any award agreement or cancel any award; provided that no amendment, cancellation or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that award adjustments by the Committee in the event of a corporate transaction are not subject to the foregoing limitation. The limitation in the Plan on repricing of awards cannot be amended unless such amendment is approved by the Company’s shareholders.

New Plan Benefits

Executive officers have been granted equity awards pursuant to the Plan as described in the “Grants of Plan-Based Awards” table. The restricted stock awards to our directors that are described in the following table were approved on March 18, 2008, subject to shareholder approval of the Plan as amended and restated effective April 30, 2008. Mr. Yetman’s grant of restricted stock was approved on March 26, 2008, subject to shareholder approval of the amended and restated Plan. In addition, on March 18, 2008 the Compensation Committee approved target bonus amounts for our executive officers that may be payable as performance awards under the Plan if certain financial goals are met in 2008. The target bonus amounts are also set forth in the following table.

	Target Bonus
	Dollar Value(1)	No. of Shares of
Name and Position	($)	Restricted Stock

G. Gary Yetman, President and Chief Executive Officer	$630,500	6,895	(2)
Richard N. Burger, Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$392,813	—
Jeffrey G. Johnston, Executive Vice President, Operations and Assistant Secretary	—	—
Michael A. Frigo, Executive Vice President, OEM Group, President of Copperfield	$205,000	—
J. Kurt Hennelly, Executive Vice President, Operations	$187,500	—
Executive Group	$1,968,244	—
Non-Executive Director Group	—	60,373	(3)
Non-Executive Officer Employee Group	—	—

(1)	Target bonus amounts for 2008, subject to achievement of financial goals.

(2)	One-third of the shares of restricted stock vest on each of March 26, 2009, March 26, 2010 and March 26, 2011, provided that Mr. Yetman remains employed by the Company.

(3)	One-third of the shares of restricted stock vest on each of January 2, 2009, January 2, 2010 and January 2, 2011, provided that the individual remains a director of the Company.

The following table presents securities authorized for issuance under equity compensation plans at December 31, 2007.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued	Weighted-Average	Under Equity Compensation
	Upon Exercise of	Exercise Price of	Plans (Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in the
Plan Category	Warrants and Rights	Warrants and Rights	First Column)(1)

Equity Compensation Plans Approved by Security Holders	887,500	$15.52	762,500
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	887,500	$15.52	762,500

(1)	Represents shares of common stock that may be issued pursuant to the Company’s Long-Term Incentive Plan adopted in 2006 (the “Plan”). Any employee of the Company or a subsidiary, or any director of the Company or a subsidiary, is eligible to receive awards under the Plan. The maximum number of shares of our common stock that may be delivered to participants and their beneficiaries under the Plan is 1,650,000 shares, subject to the increase described in this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of Deloitte & Touche LLP, who we refer to as Deloitte, as our independent auditors for the year ending December 31, 2008. Deloitte has been the Company’s independent registered public accounts since 2002.

Representatives of Deloitte will attend the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual consolidated financial statements for 2007 and 2006 and fees for other services rendered by Deloitte for fiscal year 2007 and 2006.

	2007	2006

Audit fees(1)	$1,011,000	$438,000
Audit-related fees(2)	$1,567,000	$483,000
Tax fees(3)	$649,000	$334,000
All other fees(3)	$0	$0

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and review of the quarterly financial statements.

(2)	Audit-related fees consist of fees billed for assurance and related services. In 2007 and 2006, this category consisted primarily of services related to debt and equity offerings and consultation on business acquisition matters.

(3)	Tax fees, including costs, for the years ended December 31, 2007 and December 31, 2006 were for professional services related to tax compliance (preparation of tax returns), tax planning (consultation on matters related to tax accounting methods and business acquisition matters), and tax advice (consultation on matters related to audit issues and the IRS review of our corporate tax returns).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to approve all audit engagement fees and services and all permissible non-audit engagement fees and services with the independent auditor. The Audit Committee may delegate the pre-approval of permissible non-audit services to a single member of the Audit Committee. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services, tax services and permissible non-audit services. If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee, or one of its members, must review the service on a specific case-by-case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement fees and services require specific pre-approval of the Audit Committee. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee or one of its members. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 4, 2008 and otherwise comply with the requirements of the Securities and Exchange Commission to be eligible for inclusion in the Company’s 2009 Annual Meeting of Shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our By-Laws provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders. With respect to the 2009 Annual Meeting of Shareholders, such written notice must be received on or prior to December 4, 2008. The notice must meet the requirements set forth in our By-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters which may be presented at the 2008 Annual Meeting of Shareholders other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Richard N. Burger
Secretary

Exhibit A

COLEMAN CABLE, INC.
LONG-TERM INCENTIVE PLAN

(As amended and restated effective April 30, 2008)

Section 1

GENERAL

1.1.  Purpose.  The Coleman Cable, Inc. Long-Term Incentive Plan (the “Plan”) has been established by Coleman Cable, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock and Company performance; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2.  Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons, those persons who will be granted one or more Awards under the Plan and thereby become “Participants” in the Plan.

1.3.  Operation, Administration, and Definitions.  The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 8 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 13).

Section 2

AWARDS

2.1.  Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to subsection 3.5 (relating to repricing), Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of subsection 3.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company, Subsidiaries, or other companies that are assumed in business combinations may provide for exercise prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such exercise price is appropriate to preserve the economic benefit of the Award.

2.2.  Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. Such terms shall specify, among other things, the extent of Participant’s rights with respect to the Award following the Participant’s separation from service with the Company and the Subsidiaries. An Award Agreement’s terms shall be determined by the Committee in its sole discretion. Such terms need not be uniform among all Awards, and may reflect, among other things, distinctions based on the reasons for separation from service. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

2.3.  Dividends and Dividend Equivalents.  An Award (excluding Options or SARs) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

2.4.  Settlement of Awards.  The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment or distribution, in accordance with Section 12 and subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

2.5.  Transferability.  Except as otherwise provided by the Committee, Awards under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in section 414(p)) of the Code. All rights with respect to an Award shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

2.6.  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 3

OPTIONS

3.1.  Definitions; Types of Options.  The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established in accordance with Section 3.2. Any Option granted under this Section 3 may be either an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code (an “ISO”) or an Option not intended to so qualify (an “NQO”), as determined in the discretion of the Committee. ISOs may be granted only to Eligible Persons who are employees of the Company or any of its Subsidiaries.

3.2.  Exercise Price.  The “Exercise Price” of each Option granted under this Section 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

3.3.  Exercise.  An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall the term of an Option exceed ten years.

3.4.  Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

(a) Subject to the following provisions of this subsection 3.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 3.4(c), payment may be made as soon as practicable after the exercise).

(b) Subject to applicable law, the Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee (including shares otherwise distributable pursuant to the exercise of the Option) and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee; provided that, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this paragraph (b) shall be limited to shares held by the Participant for not less than six months prior to the payment date (except to the extent the shares are otherwise distributable pursuant to the exercise of the Option).

(c) Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

3.5.  No Repricing.  Except for either adjustments pursuant to paragraph 8.2(e) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower exercise price.

Section 4

STOCK APPRECIATION RIGHTS

4.1  Definition.  The grant of a stock appreciation right (“SAR”) entitles the Participant to receive, upon exercise of the SAR, the amount described in Section 4.5. A SAR Award may consist of Freestanding SARs, Tandem SARs, or any combination of the two, as determined by the Committee.

4.2  Exercise Price.  The “Exercise Price” of each SAR granted under this Section 4 shall be established by the Committee or shall be determined by a method established by the Committee at the time the SAR is granted. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

4.3  Exercise of Tandem SARs.   Tandem SARs may be exercised for all or part of the shares of Stock subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable.

4.4  Exercise of Freestanding SARs.   Freestanding SARs may be exercised upon such terms and conditions as the Committee, in its sole discretion, imposes.

4.5  Term of SARs.   The term of an SAR shall be determined by the Committee, in its sole discretion, but may not exceed ten years.

4.6  Payment of SAR Amount.   Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise over the Exercise Price specified in the Award Agreement; by

(b) the number of shares of Stock as to which the SAR is exercised.

Such payment shall be made in cash, in shares of Stock of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

Section 5

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

5.1  Definitions.   The grant of “Restricted Stock” is a grant of Stock awarded to a Participant that is subject to such transferability restrictions and forfeitability conditions as are specified in the Award Agreement and this Section 5. A “Restricted Stock Unit” is a notional account that is (a) credited with amounts equal to shares of Stock as specified in the underlying Award Agreement, (b) subject to restrictions and (c) payable in cash or shares of Stock.

5.2  Nontransferability.   Restricted Stock and Restricted Stock Units granted herein remain subject to the nontransferability restrictions described in subsection 2.5 until the end of the applicable Restriction Period.

5.3 Forfeiture Restrictions.   The Restricted Stock or Restricted Stock Unit Award Agreement shall provide for the forfeiture of the Award unless the conditions set forth in the Award Agreement are met or such conditions lapse. Such conditions may include, without limitation, time-based vesting requirements, restrictions based upon the achievement of specific performance objectives, and restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this subsection 5.3 as to any given Award shall lapse all at once or in installments.

5.4  Certificates During Restriction Period.  The Company shall retain the certificates representing shares of Restricted Stock in its possession until all conditions and restrictions applicable to the shares have been satisfied.

5.5  Payment of Awards.   Except as otherwise provided in this Section 5, shares of Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after the last day of the applicable Restriction Period, and share equivalent units covered by a Restricted Stock Unit shall be paid to the Participant in cash or shares of Stock, as specified in the Award Agreement, as soon as practicable following the close of the applicable Restriction Period, or on such other date as is provided in the Award Agreement.

5.6  Voting Rights.   During the Restriction Period, Participants holding shares of Restricted Stock may exercise full voting rights with respect to those shares.

Section 6

PERFORMANCE AWARDS, PERFORMANCE SHARES AND PERFORMANCE UNITS

6.1  Definitions.   A grant of a “Performance Share” is an Award consisting of a notional account with an initial value equal to the Fair Market Value of a share of Stock on the date of grant, and having payment terms based on the Participant’s attainment of performance objectives, as described in this Section 6. A “Performance Unit” is an Award consisting of a notional account with an initial value established by the Committee at the time of grant, with payment terms based on the Participant’s attainment of performance objectives, as described in this Section 6. A “Performance Award” is an Award consisting of a contractual right to receive cash upon the achievement, in whole or in part, of applicable performance objectives, as described in this Section 6. The time period during which the performance objectives must be met is referred to herein as a “Performance Period.”

6.2  Earning of Performance Units and Performance Shares.   Subject to the terms of the Plan, after the applicable Performance Period has ended and to the extent the corresponding performance objectives have been achieved, the holder of Performance Awards, Performance Units or Performance Shares shall be entitled to receive payment with respect to such Awards as provided under the terms of the Award Agreement.

6.3  Form and Timing of Payment of Performance Units and Performance Shares.   Payment of earned Performance Awards, Performance Units and Performance Shares shall be made as soon as practicable following the close of the applicable Performance Period, in a manner determined by the Committee in its sole discretion. The Committee shall pay earned Performance Units and Performance Shares in the form of cash, in shares of Stock, or in a combination of cash and shares of Stock, as specified in the Award Agreement.

Section 7

PERFORMANCE-BASED AWARDS

Unless and until the Committee proposes and the Company’s shareholders approve a change in the general performance measures set forth in this Section 7, the performance measure(s) to be used for purposes of Awards (other than Options and SARs) designed to qualify for the performance-based compensation exception (the “Performance-Based Exception”) to the tax deductibility limitations of section 162(m) of the Code and the regulations thereunder (“Section 162(m)”) shall consist of one or more of the following metrics relating to Company performance:

(a) net earnings;

(b) operating earnings or income;

(c) earnings growth;

(d) net income (absolute or competitive growth rates comparative);

(e) net income applicable to shares of Stock;

(f) cash flow, including EBITDA, operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

(g) earnings per share of Stock;

(h) return on shareholders equity (absolute or peer-group comparative);

(i) Stock price (absolute or peer-group comparative);

(j) absolute and/or relative return on common shareholders equity;

(k) absolute and/or relative return on capital;

(l) absolute and/or relative return on assets;

(m) economic value added (income in excess of cost of capital);

(n) customer satisfaction;

(o) expense reduction;

(p) ratio of operating expenses to operating revenues; and

(q) other factors deemed appropriate from time to time by the Committee, including growth rates and trends relating to the above factors or other factors deemed relevant to the Company’s performance.

The Committee shall have the discretion to adjust targets set for preestablished performance objectives; however, Awards designed to qualify for the Performance-Based Exception may not be adjusted upward, except to the extent permitted under Section 162(m), to reflect accounting changes or other events.

If, at the time of grant, the Committee intends an Award to qualify for the Performance-Based Exception, the Committee must establish the performance objectives for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as my be required under Section 162(m)).

As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares or the number and value of Performance Units that have been earned on the basis of performance in relation to the established performance objectives.

Unless the Committee provides otherwise for a given Performance Period, the target payment date for any Performance Award not deferred shall be on or before the date that is 2 1/2 months after the end of the calendar year (or if later, the end of the Company’s tax year) that includes the end of the Performance Period, but in no event shall any Performance Award not deferred be paid later than the end of the calendar year following the calendar year that includes the end of the Performance Period.

If Section 162(m) or other applicable tax or securities laws change to allow the Committee discretion to change the types of performance measures for Awards without obtaining shareholder approval, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, if the Committee determines it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may grant Awards that do not so qualify.

Section 8

OPERATION AND ADMINISTRATION

8.1.  Effective Date.  The Plan was originally effective October 5, 2006 (the “Effective Date”). Subject to the approval of the shareholders of the Company, the Plan is amended and restated effective as of April 30, 2008; provided, however, that Awards may be granted contingent on approval of the Plan by the shareholders of the Company. In the event of Plan termination, the terms of the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year period commencing on the Effective Date.

8.2.  Shares and Other Amounts Subject to Plan.  The shares of Stock and other amounts for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or, to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the following provisions of this subsection 8.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan in the aggregate shall be equal to 2,440,000 shares of Stock.

(c) Only shares of Stock, if any, actually delivered to the Participant or beneficiary on an unrestricted basis with respect to an Award shall be treated as delivered for purposes of the determination under paragraph (b) above, regardless of whether the Award is denominated in Stock or cash. Consistent with the foregoing:

(i) To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered on an unrestricted basis (including, without limitation, by reason of the Award being settled in cash or used to satisfy the applicable tax withholding obligation), such shares shall not be deemed to have been delivered for purposes of the determination under paragraph (b) above.

(ii) If the Exercise Price of any Option granted under the Plan or any prior plan, or the tax withholding obligation with respect to any Award granted under the Plan or any prior plan, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the number of shares of Stock available for delivery under the Plan.

(d) Subject to paragraph 8.2(e), the following additional maximums are imposed under the Plan.

(i) The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 1,650,000 shares.

(ii) The maximum aggregate number of shares that may be covered by granted to any one Participant during any one calendar-year period is 500,000 shares.

(iii) The maximum aggregate cash payment with respect to Performance Awards granted in any one calendar-year period that may be made to any one Participant shall be $2,000,000.

(e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that with respect to an Option or SAR the amount of such payment may be the excess of value of the Stock subject to the Option or SAR at the time of the transaction over the exercise price).

8.3.  General Restrictions.  Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

8.4.  Tax Withholding.  All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns; or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

8.5.  Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

8.6.  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

8.7.  Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant shall not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

8.8.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 9

CHANGE IN CONTROL

Subject to the provisions of paragraph 8.2(e) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, on an Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

Section 10

COMMITTEE

10.1.  Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 10. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Subsidiary. The Committee shall satisfy the “nonemployee director” requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the related regulations and the “outside director” provisions of Code Section 162(m), or any successor regulations or provisions. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange and to the extent that such action does not require approval by “outside directors” to comply with Code Section 162(m) and the related regulations, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

10.2.  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee shall have the authority and discretion to select from among the Eligible Persons those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares or units covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 11) to amend, cancel, or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee shall have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee shall have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

(f) The Committee shall take such actions as it determines to be necessary or appropriate with respect to this Plan, and the Awards granted under the Plan, to avoid acceleration of income recognition or imposition of penalties under section 409A of the Code.

10.3.  Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

10.4.  Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s, director’s or Participant’s employment or service, termination of employment, separation from service, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 11

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to paragraph 8.2(e) shall not be subject to the foregoing limitations of this Section 11; and further provided that the provisions of subsection 3.5 (relating to repricing) cannot be amended unless the amendment is approved by the Company’s shareholders.

Section 12

DEFERRALS AND SECTION 409A

12.1  Purpose.   As provided in an Award Agreement, the Committee may permit or require a Participant to defer receipt of cash or shares of Stock that would otherwise be due to him or her under the Plan or otherwise create a deferred compensation arrangement (as defined in section 409A of the Code) in accordance with this Section 12.

12.2  Initial Deferral Elections.   The deferral of an Award under the Plan or compensation otherwise payable to the Participant shall be set forth in the terms of the Award Agreement or as elected by the Participant pursuant to such rules and procedures as the Committee may establish. Any such initial deferral election by a Participant shall designate a time and form of payment and shall be made at such time as provided below:

(a) A Participant may make a deferral election with respect to an Award under the Plan (or compensation giving rise thereto) at any time in any calendar year preceding the year in which service giving rise to such compensation or award is rendered.

(b) In the case of the first year in which a Participant becomes eligible to receive an Award or defer compensation under the Plan, the Participant may make a deferral election within 30 days after the date the Participant becomes eligible to participate in the Plan; provided, that such election may apply only with respect to the portion of the Award or compensation attributable to service to be performed subsequent to the election.

(c) Where the grant of an Award under the Plan or payment of compensation, or the applicable vesting, is conditioned upon the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least 12 consecutive months in which the Participant performs service, a Participant may make a deferral election no later than six months prior to the end of the applicable Performance Period.

(d) Where the vesting of an Award under the Plan is contingent upon the Participant’s continued service for a period of no less than 13 months, the Participant may make a deferral election within 30 days of receiving an Award.

(e) To the extent permitted by the Committee, a Participant may make a deferral election in other circumstances and at such times as may be permitted under section 409A of the Code.

12.3  Distribution Dates.   Any deferred compensation arrangement created under the Plan shall be distributed at such times as provided in the Award Agreement or a separate election form, which may include the earliest or latest of one or more of the following:

(a) a fixed date as set forth in the Award Agreement or pursuant to a Participant’s election;

(b) the Participant’s death;

(c) the Participant’s “disability,” as defined in section 409A of the Code;

(d) a “change in control,” as defined in section 409A of the Code;

(e) an “unforeseeable emergency,” as defined in section 409A of the Code and implemented by the Committee;

(f) a Participant’s “separation from service,” as defined in section 409A of the Code or, in the case of a “specified employee” (as defined in section 409A of the Code) six months following the Participant’s “separation from service”; or

(g) such other events as permitted under section 409A of the Code and the regulations and guidance thereunder.

12.4  Restrictions on Distributions.   No distribution of a deferral may be made pursuant to the Plan if the Committee reasonably determines that such distribution would (i) violate federal securities laws or other applicable law; (ii) be nondeductible pursuant to section 162(m) of the Code; or (iii) jeopardize the Company’s ability to continue as a going concern. In any such case, distribution shall be made at the earliest date at which the Committee determines such distribution would not trigger clause (i), (ii) or (iii) above.

12.5  Redeferrals.   The Company, in its discretion, may permit a Participant to make a subsequent election to delay a distribution date, or, as applicable, to change the form distribution payments, attributable to one or more events triggering a distribution, so long as (i) such election may not take effect until at least

12 months after the election is made, (ii) such election defers the distribution for a period of not less than five years from the date such distribution would otherwise have been made, and (iii) such election may not be made less than 12 months prior to the date the distribution was to be made.

12.6  Termination of Deferred Compensation Arrangements.   In addition, the Committee may in its discretion terminate the deferred compensation arrangements created under the Plan subject to the following:

(a) the arrangement may be terminated within the 30 days preceding, or 12 months following, a change in control, as defined in section 409A, provided that all payments under such arrangement are distributed in full within 12 months after termination;

(b) the arrangement may be terminated in the Committee’s discretion at any time provided that (i) all deferred compensation arrangements of similar type maintained by the Company are terminated, (ii) all payments are made at least 12 months and no more than 24 months after the termination, and (iii) the Company does not adopt a new arrangement of similar type for a period of five years following the termination of the arrangement; and

(c) the arrangement may be terminated within 12 months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A) provided that the payments under the arrangement are distributed by the latest of the (i) the end of the calendar year of the termination, (ii) the calendar year in which such payments are fully vested, or (iii) the first calendar year in which such payment is administratively practicable.

12.7  Interpretation and Section 409A Payments.   Any Award under the Plan is intended either (i) to be exempt from section 409A of the Code under the stock right, short-term deferral or other exceptions available under section 409A, or (ii) to comply with section 409A of the Code, and the Plan shall be administered in a manner consistent with such intent. For purposes of section 409A, each payment of deferred compensation under this Plan shall be considered a separate payment.

Section 13

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Award.  The term “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Performance Share, or Performance Unit award granted under the Plan.

(b) Board.  The term “Board” means the Board of Directors of the Company.

(a) Change in Control.  “Change in Control” shall have the meaning given in a Participant’s individual Award Agreement.

(c) Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d) Eligible Person.  The term “Eligible Person” means any employee of the Company or a Subsidiary or any director of the Company or a Subsidiary. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

(e) Fair Market Value.  Except as otherwise provided by the Committee, for purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the mean between the lowest and highest reported sale prices of the Stock on that date on the principal exchange or market on which the Stock is then listed or admitted to trading.

(ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the mean between the highest bid and lowest asked prices for the Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day and, as a result, paragraphs (i) and (ii) above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(f) Freestanding SAR.  The term “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Section 4.

(g) Restriction Period.  The term “Restriction Period” means the period during which an Award remains nontransferable and subject to the risk of forfeiture in the event the conditions of the Award (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as determined by the Committee, at its discretion) are not satisfied.

(h) Stock.  The term “Stock” means shares of common stock of the Company.

(i) Subsidiaries.  For purposes of the Plan, the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(j) Tandem SAR.  The term “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Section 4, the exercise of which requires forfeiture of the right to purchase a share of Stock under the related Option (and when a share of Stock is purchased under the Option, the Tandem SAR shall similarly be canceled).

*  *  *  *  *

☐               ■
COLEMAN CABLE, INC.
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints G. Gary Yetman and Richard N. Burger as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all the shares of Common Stock of Coleman Cable, Inc. (the “Company”) held of record by the undersigned on March 17, 2008, at the Annual Meeting of Shareholders on April 30, 2008, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF
COLEMAN CABLE, INC.
April 30, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  â

■ 20230300000000000000 4	051407

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:

☐	FOR ALL NOMINEES	O	Shmuel D. Levinson
		O	James G. London
		O	Dennis J. Martin
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Isaac M. Neuberger
		O	Harmon S. Spolan

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment and restatement to the Company’s Long-Term Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposals 2 and 3.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.